Exhibit 99.1
Matador Resources Company and Subsidiaries
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016, 2015 and 2014

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Matador Resources Company:
We have audited the accompanying consolidated balance sheets of Matador Resources Company and subsidiaries (collectively the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Matador Resources Company and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2017 (not included herein) expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
March 1, 2017, except for Note 19,
as to which the date is March 9, 2017

Matador Resources Company and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)

	December 31,
	2016	2015
ASSETS
Current assets
Cash	$212,884	$16,732
Restricted cash	1,258	44,357
Accounts receivable
Oil and natural gas revenues	34,154	16,616
Joint interest billings	19,347	16,999
Other	5,167	10,794
Derivative instruments	—	16,284
Lease and well equipment inventory	3,045	2,022
Prepaid expenses and other assets	3,327	3,203
Total current assets	279,182	127,007
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,408,305	2,122,174
Unproved and unevaluated	479,736	387,504
Other property and equipment	160,795	86,387
Less accumulated depletion, depreciation and amortization	(1,864,311)	(1,583,659)
Net property and equipment	1,184,525	1,012,406
Other assets	958	1,448
Total assets	$1,464,665	$1,140,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,674	$10,966
Accrued liabilities	101,460	92,369
Royalties payable	23,988	16,493
Amounts due to affiliates	8,651	5,670
Derivative instruments	24,203	—
Advances from joint interest owners	1,700	700
Deferred gain on plant sale	—	4,830
Amounts due to joint ventures	4,251	2,793
Income taxes payable	—	2,848
Other current liabilities	578	161
Total current liabilities	169,505	136,830
Long-term liabilities
Senior unsecured notes payable	573,924	391,254
Asset retirement obligations	19,725	15,166
Derivative instruments	751	—
Amounts due to joint ventures	1,771	3,956
Deferred gain on plant sale	—	102,506
Other long-term liabilities	7,544	2,190
Total long-term liabilities	603,715	515,072
Commitments and contingencies (Note 13)
Shareholders’ equity
Common stock — $0.01 par value, 120,000,000 shares authorized; 99,518,764 and 85,567,021 shares issued; and 99,511,931 and 85,564,435 shares outstanding, respectively	995	856
Additional paid-in capital	1,325,481	1,026,077
Accumulated deficit	(636,351)	(538,930)
Total Matador Resources Company shareholders’ equity	690,125	488,003
Non-controlling interest in subsidiaries	1,320	956
Total shareholders’ equity	691,445	488,959
Total liabilities and shareholders’ equity	$1,464,665	$1,140,861

The accompanying notes are an integral part of these financial statements.

Matador Resources Company and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2016	2015	2014
Revenues
Oil and natural gas revenues	$291,156	$278,340	$367,712
Third-party midstream services revenues	5,218	1,864	1,213
Realized gain on derivatives	9,286	77,094	5,022
Unrealized (loss) gain on derivatives	(41,238)	(39,265)	58,302
Total revenues	264,422	318,033	432,249
Expenses
Production taxes, transportation and processing	43,046	35,650	33,172
Lease operating	56,202	54,704	49,945
Plant and other midstream services operating	5,389	3,489	1,408
Depletion, depreciation and amortization	122,048	178,847	134,737
Accretion of asset retirement obligations	1,182	734	504
Full-cost ceiling impairment	158,633	801,166	—
General and administrative	55,089	50,105	32,152
Total expenses	441,589	1,124,695	251,918
Operating (loss) income	(177,167)	(806,662)	180,331
Other income (expense)
Net gain on asset sales and inventory impairment	107,277	908	—
Interest expense	(28,199)	(21,754)	(5,334)
Other (expense) income	(4)	616	132
Total other income (expense)	79,074	(20,230)	(5,202)
(Loss) income before income taxes	(98,093)	(826,892)	175,129
Income tax provision (benefit)
Current	(1,036)	2,959	133
Deferred	—	(150,327)	64,242
Total income tax (benefit) provision	(1,036)	(147,368)	64,375
Net (loss) income	(97,057)	(679,524)	110,754
Net (income) loss attributable to non-controlling interest in subsidiaries	(364)	(261)	17
Net (loss) income attributable to Matador Resources Company shareholders	$(97,421)	$(679,785)	$110,771
Earnings (loss) per common share
Basic	$(1.07)	$(8.34)	$1.58
Diluted	$(1.07)	$(8.34)	$1.56
Weighted average common shares outstanding
Basic	91,273	81,537	70,229
Diluted	91,273	81,537	70,906

The accompanying notes are an integral part of these financial statements.

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands)
For the Years Ended December 31, 2016, 2015 and 2014

									Total shareholders’ equity attributable to Matador Resources Company

					Additional paid-in capital	Retained earnings (deficit)	Treasury Stock			Non-controlling interest in subsidiaries	Total shareholders’ equity
	Common Stock		Preferred Stock
	Shares	Amount	Shares	Amount			Shares	Amount
Balance at January 1, 2014	66,959	$670	—	$—	$548,935	$30,084	1,306	$(10,765)	$568,924	$—	$568,924
Issuance of common stock	7,500	75	—	—	181,800	—	—	—	181,875	—	181,875
Cost to issue equity	—	—	—	—	(590)	—	—	—	(590)	—	(590)
Issuance of common stock pursuant to directors’ and advisors’ compensation plan	30	—	—	—	16	—	—	—	16	—	16
Stock options expense related to equity-based awards	—	—	—	—	2,279	—	—	—	2,279	—	2,279
Stock options exercised, net of options forfeited in net share settlements	8	—	—	—	43	—	—	—	43	—	43
Liability-based stock option awards settled	—	—	—	—	84	—	—	—	84	—	84
Restricted stock issued	212	2	—	—	(2)	—	—	—	—	—	—
Restricted stock forfeited	—	—	—	—	(17)	—	60	—	(17)	—	(17)
Restricted stock and restricted stock units expense	—	—	—	—	3,023	—	—	—	3,023	—	3,023
Cancellation of treasury stock	(1,335)	(13)	—	—	(10,752)	—	(1,335)	10,765	—	—	—
Capital contributed to less-than-wholly-owned subsidiaries	—	—	—	—	—	—	—	—	—	150	150
Current period net income (loss)	—	—	—	—	—	110,771	—	—	110,771	(17)	110,754
Balance at December 31, 2014	73,374	734	—	—	724,819	140,855	31	—	866,408	133	866,541
Issuance of common stock	10,329	104	—	—	260,148	—	—	—	260,252	—	260,252
Issuance of preferred stock	—	—	150	1	32,489	—	—	—	32,490	—	32,490
Cost to issue equity	—	—	—	—	(1,151)	—	—	—	(1,151)	—	(1,151)
Conversion of preferred stock to common stock	1,500	15	(150)	(1)	(14)	—	—	—	—	—	—
Stock-based compensation expense related to equity-based awards	—	—	—	—	9,333	—	—	—	9,333	—	9,333
Stock options exercised, net of options forfeited in net share settlements	25	—	—	—	10	—	—	—	10	—	10
Liability-based stock option awards settled	25	—	—	—	446	—	—	—	446	—	446
Restricted stock issued	429	4	—	—	(4)	—	—	—	—	—	—
Restricted stock forfeited	—	—	—	—	—	—	138	—	—	—	—
Vesting of restricted stock units	52	1	—	—	(1)	—	—	—	—	—	—
Cancellation of treasury stock	(167)	(2)	—	—	2	—	(167)	—	—	—	—
Capital contributed from less-than-wholly-owned subsidiaries	—	—	—	—	—	—	—	—	—	562	562
Current period net (loss) income	—	—	—	—	—	(679,785)	—	—	(679,785)	261	(679,524)
Balance at December 31, 2015	85,567	856	—	—	1,026,077	(538,930)	2	—	488,003	956	488,959
Issuance of common stock pursuant to public offerings	13,500	135	—	—	288,375	—	—	—	288,510	—	288,510
Issuance of common stock pursuant to employee stock compensation plan	471	4	—	—	(4)	—	—	—	—	—	—
Issuance of common stock pursuant to directors’ and advisors’ compensation plan	51	1	—	—	(1)	—	—	—	—	—	—
Cost to issue equity	—	—	—	—	(1,190)	—	—	—	(1,190)	—	(1,190)
Stock-based compensation expense related to equity-based awards	—	—	—	—	11,958	—	—	—	11,958	—	11,958
Stock options exercised, net of options forfeited in net share settlements	36	—	—	—	10	—	—	—	10	—	10
Liability-based stock option awards settled	10	—	—	—	255	—	—	—	255	—	255
Restricted stock forfeited	—	—	—	—	—	—	120	—	—	—	—
Cancellation of treasury stock	(116)	(1)	—	—	1	—	(116)	—	—	—	—
Current period net (loss) income	—	—	—	—	—	(97,421)	—	—	(97,421)	364	(97,057)
Balance at December 31, 2016	99,519	$995	—	$—	$1,325,481	$(636,351)	6	$—	$690,125	$1,320	$691,445

The accompanying notes are an integral part of these financial statements.

Matador Resources Company and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2016	2015	2014
Operating activities
Net (loss) income	$(97,057)	$(679,524)	$110,754
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	41,238	39,265	(58,302)
Depletion, depreciation and amortization	122,048	178,847	134,737
Accretion of asset retirement obligations	1,182	734	504
Full-cost ceiling impairment	158,633	801,166	—
Stock-based compensation expense	12,362	9,450	5,524
Deferred income tax (benefit) provision	—	(150,327)	64,242
Amortization of debt issuance cost	1,148	852	—
Net gain on asset sales and inventory impairment	(107,277)	(908)	—
Changes in operating assets and liabilities
Accounts receivable	(14,259)	3,633	(13,318)
Lease and well equipment inventory	(700)	(180)	(211)
Prepaid expenses	(124)	(544)	(783)
Other assets	490	(552)	1,212
Accounts payable, accrued liabilities and other current liabilities	6,611	1,375	607
Royalties payable	7,495	1,654	6,663
Advances from joint interest owners	1,000	700	—
Income taxes payable	(2,848)	2,405	39
Other long-term liabilities	4,144	489	(187)
Net cash provided by operating activities	134,086	208,535	251,481
Investing activities
Proceeds from sale of assets	5,173	139,836	79
Oil and natural gas properties capital expenditures	(379,067)	(432,715)	(560,849)
Expenditures for other property and equipment	(74,845)	(64,499)	(9,152)
Business combination, net of cash acquired	—	(24,028)	—
Restricted cash	43,098	(43,098)	—
Restricted cash in less-than-wholly-owned subsidiaries	1	(650)	(609)
Net cash used in investing activities	(405,640)	(425,154)	(570,531)
Financing activities
Repayments of borrowings	(120,000)	(476,982)	(180,000)
Borrowings under Credit Agreement	120,000	125,000	320,000
Proceeds from issuance of common stock	288,510	188,720	181,875
Proceeds from issuance of senior unsecured notes	184,625	400,000	—
Cost to issue equity	(847)	(1,158)	(590)
Cost to issue senior unsecured notes	(2,734)	(9,598)	—
Proceeds from stock options exercised	100	10	43
Capital commitments from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	562	150
Taxes paid related to net share settlement of stock-based compensation	(1,948)	(1,610)	(308)
Net cash provided by financing activities	467,706	224,944	321,170
Increase in cash	196,152	8,325	2,120
Cash at beginning of year	16,732	8,407	6,287
Cash at end of year	$212,884	$16,732	$8,407
Supplemental disclosures of cash flow information (Note 14)
The accompanying notes are an integral part of these financial statements.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016, 2015 and 2014
NOTE 1 — NATURE OF OPERATIONS
Matador Resources Company, a Texas corporation (“Matador” and, collectively with its subsidiaries, the “Company”), is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. The Company’s current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. The Company also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, the Company conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements include the accounts of Matador Resources Company and its wholly-owned and majority-owned subsidiaries. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Accordingly, the Company consolidates certain subsidiaries that are less-than-wholly-owned and the net income and equity attributable to the non-controlling interest in these subsidiaries have been reported separately. The Company proportionately consolidates certain joint ventures that are less-than-wholly-owned and are involved in oil and natural gas exploration. All intercompany balances and transactions have been eliminated in consolidation.
Reclassifications
Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations, cash flows or retained earnings. As a result of the growth of the Company’s midstream operations, these operations met the required threshold for segment reporting at December 31, 2016. As a result, $1.8 million and $1.2 million for the years ended December 31, 2015 and 2014, respectively, were reclassified from other income to third-party midstream services revenues. In addition, $3.5 million and $1.4 million related to midstream operating costs for the years ended December 31, 2015 and 2014, respectively, were reclassified from lease operating expenses to plant and other midstream services operating expenses. These reclassifications had no effect on previously reported results of operations, cash flows or retained earnings.
Change in Accounting Principles
During the second quarter of 2016, the Company adopted Accounting Standards Update (“ASU”) 2016-09, Compensation - Stock Compensation (Topic 718), which simplifies several aspects of the accounting for employee share-based payment transactions, including accounting for income tax, forfeitures, statutory tax withholding requirements, classifications of awards as either equity or liability and classification of taxes in the statement of cash flows, requiring either retrospective, modified retrospective or prospective transition. The amended guidance also requires an entity to record excess tax benefits and deficiencies in the income statement. The adoption of this ASU had no impact on any period presented for (i) the Company’s financial position or statements of operations, as the Company currently has a valuation allowance against its net deferred tax assets, or (ii) the Company’s statements of cash flows, as the Company has historically accounted for taxes paid for net share settlement as a financing activity as required under this ASU. In addition, the Company uses historical forfeiture rates to estimate future forfeitures attributable to the service-based vesting requirements not being met and has continued to do so upon adoption of this ASU.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions may also affect disclosure of contingent assets and liabilities at the date of the financial statements, purchase price allocations and the reported amounts of revenues and expenses during the reporting period. While the Company believes its estimates are reasonable, changes in facts and assumptions or the discovery of new information may result in revised estimates. Actual results could differ from these estimates.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

The Company’s consolidated financial statements are based on a number of significant estimates, including oil and natural gas revenues, accrued assets and liabilities, stock-based compensation, valuation of derivative instruments, deferred tax assets and liabilities, purchase price allocations and oil and natural gas reserves. The estimates of oil and natural gas reserves quantities and future net cash flows are the basis for the calculations of depletion and impairment of oil and natural gas properties, as well as estimates of asset retirement obligations and certain tax accruals. The Company’s oil and natural gas reserves estimates, which are inherently imprecise and based upon many factors that are beyond the Company’s control, including oil and natural gas prices, are prepared by the Company’s engineering staff in accordance with guidelines established by the Securities and Exchange Commission (“SEC”) and then audited for their reasonableness and conformance with SEC guidelines by Netherland, Sewell & Associates, Inc., independent reservoir engineers.
Restricted Cash
Restricted cash represents a portion of the cash paid for the Loving County Processing System by EnLink (as described in Note 5) directly to a qualified intermediary to facilitate like-kind-exchange transactions for federal income tax purposes as well as cash held by the Company’s less-than-wholly-owned subsidiaries. Not all of the cash deposited with the qualified intermediary was used for like-kind-exchange transactions and, in January 2016, the remaining balance of $42.1 million was returned to the Company by the qualified intermediary to be used for general corporate purposes. By contractual agreement, the cash in the account held by the Company’s less-than-wholly-owned subsidiaries is not to be commingled with other Company cash and is to be used only to fund the capital expenditures and operations of these less-than-wholly-owned subsidiaries.
Accounts Receivable
The Company sells its operated oil, natural gas and natural gas liquids production to various purchasers (see “ —Revenue Recognition” below). Due to the nature of the markets for oil, natural gas and natural gas liquids, the Company does not believe that the loss of any one purchaser would significantly impact operations. In addition, the Company may participate with industry partners in the drilling, completion and operation of oil and natural gas wells. Substantially all of the Company’s accounts receivable are due from either purchasers of oil, natural gas and natural gas liquids or participants in oil and natural gas wells for which the Company serves as the operator. Accounts receivable are due within 30 to 60 days of the production date and 30 days of the billing date and are stated at amounts due from purchasers and industry partners. Amounts are considered past due if they have been outstanding for 60 days or more. No interest is typically charged on past due amounts.
The Company reviews its need for an allowance for doubtful accounts on a periodic basis and determines the allowance, if any, by considering the length of time past due, previous loss history, future net revenues of the debtor’s ownership interest in oil and natural gas properties operated by the Company and the debtor’s ability to pay its obligations, among other things. The Company has no allowance for doubtful accounts related to its accounts receivable for any reporting period presented.
Lease and Well Equipment Inventory
Lease and well equipment inventory is stated at the lower of cost or market and consists entirely of materials or equipment scheduled for use in future well or midstream operations.
Oil and Natural Gas Properties
The Company uses the full-cost method of accounting for its investments in oil and natural gas properties. Under this method of accounting, all costs associated with the acquisition, exploration and development of oil and natural gas properties and reserves, including unproved and unevaluated property costs, are capitalized as incurred and accumulated in a single cost center representing the Company’s activities, which are undertaken exclusively in the United States. Such costs include lease acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties, costs of drilling both productive and non-productive wells, capitalized interest on qualifying projects and general and administrative expenses directly related to acquisition, exploration and development activities, but do not include any costs related to production, selling or general corporate administrative activities. The Company capitalized $15.7 million, $6.9 million and $6.4 million of its general and administrative costs in 2016, 2015 and 2014, respectively. The Company capitalized $3.7 million, $3.9 million and $2.8 million of its interest expense for the years ended December 31, 2016, 2015 and 2014, respectively.
Capitalized costs of oil and natural gas properties are amortized using the unit-of-production method based upon production and estimates of proved reserves quantities. Unproved and unevaluated property costs are excluded from the amortization base used to determine depletion. Unproved and unevaluated properties are assessed for possible impairment on a

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

periodic basis based upon changes in operating or economic conditions. This assessment includes consideration of the following factors, among others: the assignment of proved reserves, geological and geophysical evaluations, intent to drill, remaining lease term and drilling activity and results. Upon impairment, the costs of the unproved and unevaluated properties are immediately included in the amortization base. Exploratory dry holes are included in the amortization base immediately upon determination that the well is not productive.
Sales of oil and natural gas properties are accounted for as adjustments to net capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between net capitalized costs and proved reserves of oil and natural gas. All costs related to production activities and maintenance and repairs are expensed as incurred. Significant workovers that increase the properties’ reserves are capitalized.
Ceiling Test
The net capitalized costs of oil and natural gas properties are limited to the lower of unamortized costs less related deferred income taxes or the cost center “ceiling.” The cost center ceiling is defined as the sum of:
(a) the present value, discounted at 10%, of future net revenues of proved oil and natural gas reserves, reduced by the estimated costs of developing these reserves, plus
(b) unproved and unevaluated property costs not being amortized, plus
(c) the lower of cost or estimated fair value of unproved and unevaluated properties included in the costs being amortized, if any, less
(d) income tax effects related to the properties involved.
Any excess of the Company’s net capitalized costs above the cost center ceiling as described above is charged to operations as a full-cost ceiling impairment. The fair value of the Company’s derivative instruments is not included in the ceiling test computation as the Company does not designate these instruments as hedge instruments for accounting purposes.
The estimated present value of after-tax future net cash flows from proved oil and natural gas reserves is highly dependent upon the quantities of proved reserves, the estimation of which requires substantial judgment. The associated commodity prices and the applicable discount rate used in these estimates are in accordance with guidelines established by the SEC. Under these guidelines, oil and natural gas reserves are estimated using then-current operating and economic conditions, with no provision for price and cost changes in future periods except by contractual arrangements. Future net revenues are calculated using prices that represent the arithmetic averages of the first-day-of-the-month oil and natural gas prices for the previous 12-month period and a 10% discount factor is used to determine the present value of future net revenues. For the period from January through December 2016, these average oil and natural gas prices were $39.25 per Bbl and $2.48 per MMBtu, respectively. For the period from January through December 2015, these average oil and natural gas prices were $46.79 per Bbl and $2.59 per MMBtu, respectively. For the period from January through December 2014, these average oil and natural gas prices were $91.48 per Bbl and $4.35 per MMBtu, respectively. In estimating the present value of after-tax future net cash flows from proved oil and natural gas reserves, the average oil prices were further adjusted by property for quality, transportation and marketing fees and regional price differentials, and the average natural gas prices were further adjusted by property for energy content, transportation and marketing fees and regional price differentials.
During the year ended December 31, 2016, the Company’s net capitalized costs less related deferred income taxes exceeded the full-cost ceiling. As a result, in the first six months of 2016, the Company recorded an impairment charge of $158.6 million, exclusive of tax effect, to its consolidated statement of operations with the related deferred income tax credit recorded net of a valuation allowance (see Note 7).
During the year ended December 31, 2015, the Company’s net capitalized costs less related deferred income taxes exceeded the full-cost ceiling. As a result, throughout 2015, the Company recorded an impairment charge of $801.2 million, exclusive of tax effect, to its consolidated statement of operations for December 31, 2015 with the related deferred income tax credit recorded net of a valuation allowance (see Note 7).
During the year ended December 31, 2014, the Company’s full-cost ceiling exceeded the net capitalized costs less related deferred income taxes. As a result, the Company recorded no impairment to its net capitalized costs during the year ended December 31, 2014.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

As a non-cash item, the full-cost ceiling impairment impacts the accumulated depletion and the net carrying value of the Company’s assets on its consolidated balance sheets, as well as the corresponding shareholders’ equity, but it has no impact on the Company’s net cash flows as reported. Changes in oil and natural gas production rates, oil and natural gas prices, reserves estimates, future development costs and other factors will determine the Company’s actual ceiling test computation and impairment analyses in future periods.
Other Property and Equipment
Other property and equipment are recorded at historical cost and include midstream equipment and facilities, including the Company’s pipelines, processing facilities and salt water disposal systems, and corporate assets, including furniture, fixtures, equipment, land and leasehold improvements. Midstream equipment and facilities are depreciated over a 30-year useful life using the straight-line, mid-month convention method. Leasehold improvements are depreciated over the lesser of their useful lives or the term of the lease. Software, furniture, fixtures and other equipment are depreciated over their useful life (five to 30 years) using the straight-line method. Maintenance and repair costs that do not extend the useful life of the property or equipment are expensed as incurred. See Note 3 for a detail of other property and equipment.
Asset Retirement Obligations
The Company recognizes the fair value of an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The asset retirement obligation is recorded as a liability at its estimated present value, with an offsetting increase recognized in oil and natural gas properties or support equipment and facilities on the consolidated balance sheets. Periodic accretion of the discounted value of the estimated liability is recorded as an expense in the consolidated statements of operations.
Derivative Financial Instruments
From time to time, the Company uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company has elected not to apply hedge accounting for its existing derivative financial instruments, and as a result, the Company recognizes the change in derivative fair value between reporting periods currently in its consolidated statements of operations. The fair value of the Company’s derivative financial instruments is determined using industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value of money and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Realized gains and realized losses from the settlement of derivative financial instruments and unrealized gains and unrealized losses from valuation changes in the remaining unsettled derivative financial instruments are reported under “Revenues” in the consolidated statements of operations. See Note 11 for additional information about the Company’s derivative instruments.
Revenue Recognition
The Company follows the sales method of accounting for its oil, natural gas and natural gas liquids revenues, whereby it recognizes revenue, net of royalties, on all oil, natural gas and natural gas liquids sold to purchasers regardless of whether the sales are proportionate to its ownership in the property. Under this method, revenue is recognized at the time oil, natural gas and natural gas liquids are produced and sold, and the Company accrues for revenue earned but not yet received. The Company recognizes midstream services revenue at the time services have been rendered and the price is fixed and determinable.
For the year ended December 31, 2016, three significant purchasers accounted for 48% of the Company’s total oil, natural gas and natural gas liquids revenues: Plains Marketing, L.P. (18%), Shell Trading (US) Company (17%) and Occidental Energy Marketing, Inc. (13%). For the year ended December 31, 2015, three significant purchasers accounted for 59% of the Company’s total oil, natural gas and natural gas liquids revenues: Shell Trading (US) Company (33%), Enterprise Crude Oil LLC (14%) and Sequent Energy Management, L.P. (12%). For the year ended December 31, 2014, three significant purchasers accounted for approximately 68% of the Company’s total oil, natural gas and natural gas liquids revenues: Shell Trading (US) Company (45%), Enterprise Crude Oil LLC (12%) and Enterprise Products Operating LLC (11%). Due to the nature of the markets for oil, natural gas and natural gas liquids, the Company does not believe the loss of any one purchaser would have a material adverse impact on the Company’s financial condition, results of operations or cash flows for any significant period of time. At December 31, 2016, 2015 and 2014, approximately 38%, 39% and 44%, respectively, of the Company’s accounts receivable, including joint interest billings, related to these purchasers.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Stock-Based Compensation
The Company grants common stock, stock options, restricted stock and restricted stock units to members of its Board of Directors and selected employees. All such awards are measured at fair value on the date of grant and are generally recognized as a component of general and administrative expenses in the accompanying statements of operations on a straight-line basis over the awards’ vesting periods. The Company accounts for all outstanding stock options granted under the 2003 Plan (as described and defined in Note 8) as liability instruments as a result of the Company purchasing shares from certain of its employees to assist them in the exercise of outstanding options of the Company’s common stock.
The Company uses the Black Scholes Merton option pricing model to measure the fair value of stock options, the closing stock price on the date of grant to measure restricted stock and restricted stock unit awards and the Monte Carlo simulation method to measure the fair value of performance units.
The Company’s consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014 include a stock-based compensation (non-cash) expense of $12.4 million, $9.5 million and $5.5 million, respectively. This stock-based compensation expense includes common stock issuances and restricted stock units expense totaling $1.0 million, $0.9 million and $0.3 million in 2016, 2015 and 2014, respectively, paid to members of the Board of Directors and advisors as compensation for their services to the Company.
Income Taxes
The Company accounts for income taxes using the asset and liability approach for financial accounting and reporting. The Company evaluates the probability of realizing the future benefits of its deferred tax assets and records a valuation allowance for the portion of any deferred tax assets when it is more likely than not that the benefit from the deferred tax asset will not be realized.
The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At December 31, 2016, 2015 and 2014, the Company had not established any reserves for, nor recorded any unrecognized tax benefits related to, uncertain tax positions.
When necessary, the Company would include interest assessed by taxing authorities in “Interest expense” and penalties related to income taxes in “Other expense” on its consolidated statements of operations. The Company did not record any interest or penalties related to income taxes for the years ended December 31, 2016, 2015 and 2014.
Allocation of Purchase Price in Business Combinations
As part of the Company’s business strategy, it periodically pursues the acquisition of oil and natural gas properties. The purchase price in a business combination is allocated to the assets acquired and liabilities assumed based on their fair values as of the acquisition date, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change during the period between the announcement date and the acquisition date. The most significant estimates in the allocation typically relate to the value assigned to proved oil and natural gas reserves and unproved and unevaluated properties. As the allocation of the purchase price is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain.
Earnings (Loss) Per Common Share
The Company reports basic earnings (loss) per common share, which excludes the effect of potentially dilutive securities, and diluted earnings (loss) per common share, which includes the effect of all potentially dilutive securities, unless their impact is anti-dilutive.
The following are reconciliations of the numerators and denominators used to compute the Company’s basic and diluted earnings per common share as reported for the years ended December 31, 2016, 2015 and 2014 (in thousands, except per share data).

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

	Year Ended December 31,
	2016	2015	2014
Net (loss) income attributable to Matador Resources Company shareholders — numerator	$(97,421)	$(679,785)	$110,771

Weighted average common shares outstanding — denominator
Basic	91,273	81,537	70,229
Dilutive effect of options, restricted stock units and preferred shares	—	—	677
Diluted weighted average common shares outstanding	91,273	81,537	70,906
Earnings (loss) per common share attributable to Matador Resources Company shareholders
Basic	$(1.07)	$(8.34)	$1.58
Diluted	$(1.07)	$(8.34)	$1.56
A total of 2.9 million options to purchase shares of the Company’s common stock and 0.1 million restricted stock units were excluded from the calculations above for the year ended December 31, 2016 because their effects were anti-dilutive. Additionally, 1.0 million restricted shares, which are participating securities, were excluded from the calculations above for the year ended December 31, 2016 as the security holders do not have the obligation to share in the losses of the Company.
A total of 2.4 million options to purchase shares of the Company’s common stock and 0.1 million restricted stock units were excluded from the calculations above for the year ended December 31, 2015 because their effects were anti-dilutive. Additionally, 0.9 million restricted shares, which are participating securities, were excluded from the calculations above for the year ended December 31, 2015 as the security holders do not have the obligation to share in the losses of the Company.
 Credit Risk
The Company’s cash is held in financial institutions and at times these amounts exceed the insurance limits of the Federal Deposit Insurance Corporation. Management believes, however, that the Company’s counterparty risks are minimal based on the reputation and history of the institutions selected.
The Company uses derivative financial instruments to mitigate its exposure to oil, natural gas and natural gas liquids price volatility. These transactions expose the Company to potential credit risk from its counterparties. The Company manages counterparty credit risk through established internal derivatives policies that are reviewed on an ongoing basis. Additionally, all of the Company’s commodity derivative contracts at December 31, 2016 were with Comerica Bank, The Bank of Nova Scotia, BMO Harris Financing (Bank of Montreal) and SunTrust Bank (or affiliates thereof), parties that are lenders (or affiliates thereof) under the Company’s Credit Agreement.
Accounts receivable constitute the principal component of additional credit risk to which the Company may be exposed. The Company attempts to minimize credit risk exposure to counterparties by monitoring the financial condition and payment history of its purchasers and joint interest partners.
Recent Accounting Pronouncements
Revenue from Contracts with Customers. In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which specifies how and when to recognize revenue. This standard requires expanded disclosures surrounding revenue recognition and is intended to improve, and converge with international standards, the financial reporting requirements for revenue from contracts with customers. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 for one year to fiscal years beginning after December 15, 2017. Early adoption is permitted for fiscal years beginning after December 15, 2016. In May 2016, the FASB issued ASU 2016-11, which rescinds guidance from the SEC on accounting for gas balancing arrangements and will eliminate the use of the entitlements method. Entities have the option of using either a full retrospective or modified approach to adopt the new standards. In December 2016, the FASB issued ASU 2016-20, which clarifies disclosure requirements in ASU 2014-09. The Company will adopt the new guidance effective January 1, 2018. The Company is evaluating the new guidance, including (i) identification of revenue streams, (ii) review of contracts and procedures currently in place and (iii) which adoption method it will use.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Recognition and Measurement of Financial Assets and Financial Liabilities. In January 2016, the FASB issued 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes certain guidance related to the recognition, measurement, presentation and disclosure of financial instruments. This update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is not permitted for the majority of the update, but is permitted for two of its provisions. We do not anticipate the adoption of this ASU will have a material impact on our consolidated financial statements.
Leases. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. This ASU will become effective for fiscal years beginning after December 15, 2018 with early adoption permitted. Entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.
Statement of Cash Flows. In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which specifies that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU will become effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The update should be applied using a retrospective transition method to each period presented. The Company believes that the impact of the adoption of this ASU will change the presentation of its beginning and ending cash balances on its Consolidated Statements of Cash Flows and eliminate the presentation of changes in restricted cash balances from investing activities on its Consolidated Statements of Cash Flows.
Clarifying the Definition of a Business. In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), which specifies the minimum inputs and processes required for an integrated set of assets and activities to meet the definition of a business. This ASU will become effective for fiscal years beginning after December 15, 2017 with early adoption permitted. Entities are required to apply guidance prospectively upon adoption. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 3 — PROPERTY AND EQUIPMENT

The following table presents a summary of the Company’s property and equipment balances as of December 31, 2016 and 2015 (in thousands).

	December 31,
	2016	2015
Oil and natural gas properties
Evaluated (subject to amortization)	$2,408,305	$2,122,174
Unproved and unevaluated (not subject to amortization)	479,736	387,504
Total oil and natural gas properties	2,888,041	2,509,678
Accumulated depletion	(1,850,882)	(1,574,040)
Net oil and natural gas properties	1,037,159	935,638
Other property and equipment
Midstream equipment and facilities	145,662	78,564
Furniture, fixtures and other equipment	5,487	2,918
Software	3,206	2,193
Land	1,437	1,539
Leasehold improvements	5,003	1,173
Total other property and equipment	160,795	86,387
Accumulated depreciation	(13,429)	(9,619)
Net other property and equipment	147,366	76,768
Net property and equipment	$1,184,525	$1,012,406
 The following table provides a breakdown of the Company’s unproved and unevaluated property costs not subject to amortization as of December 31, 2016 and the year in which these costs were incurred (in thousands).

Description	2016	2015	2014	2013 and prior	Total
Costs incurred for
Property acquisition	$126,857	$236,507	$55,258	$23,654	$442,276
Exploration wells	19,017	3,375	34	—	22,426
Development wells	13,086	1,218	730	—	15,034
Total	$158,960	$241,100	$56,022	$23,654	$479,736
Property acquisition costs primarily include leasehold costs paid to secure oil and natural gas mineral leases, but may also include broker and legal expenses, geological and geophysical expenses and capitalized internal costs associated with developing oil and natural gas prospects on these properties. Property acquisition costs are transferred into the amortization base on an ongoing basis as these properties are evaluated and proved reserves are established or impairment is determined. Unproved and unevaluated properties are assessed for possible impairment on a periodic basis based upon changes in operating or economic conditions.
Property acquisition costs incurred that remain in unproved and unevaluated property at December 31, 2016 are related primarily to the Company’s leasehold and mineral acquisitions in the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas during the past four years. These costs include, in particular, the cost of the acreage acquired as part of the HEYCO Merger (as described and defined in Note 5) in 2015. These costs are associated with acreage for which proved reserves have yet to be assigned. A significant portion of these costs are associated with properties which are held by production or have automatic lease renewal options. As the Company drills wells and assigns proved reserves to these properties or determines that certain portions of this acreage, if any, cannot be assigned proved reserves, portions of these costs are transferred to the amortization base.
Costs excluded from amortization also include those costs associated with exploration and development wells in progress or awaiting completion at year-end. These costs are transferred into the amortization base on an ongoing basis as these wells are completed and proved reserves are established or confirmed. These costs totaled $37.5 million at December 31, 2016. Of this

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 3 — PROPERTY AND EQUIPMENT — Continued

total, $22.4 million was associated with exploration wells and $15.0 million was associated with development wells. The Company anticipates that most of the $37.5 million associated with these wells in progress at December 31, 2016 will be transferred to the amortization base during 2017.
NOTE 4 — ASSET RETIREMENT OBLIGATIONS
In general, the Company’s asset retirement obligations relate to future costs associated with plugging and abandonment of its oil and natural gas wells, removal of pipelines, equipment and facilities from leased acreage and returning such land to its original condition. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and natural gas, future inflation rates and the Company’s credit-adjusted risk-free interest rate. Revisions to the liability can occur due to changes in these estimates and assumptions or if federal or state regulators enact new plugging and abandonment requirements. At the time of the actual plugging and abandonment of its oil and natural gas wells, the Company includes any gain or loss associated with the operation in the amortization base to the extent the actual costs are different from the estimated liability.
The following table summarizes the changes in the Company’s asset retirement obligations for the years ended December 31, 2016 and 2015 (in thousands).

	Year Ended December 31,
	2016	2015
Beginning asset retirement obligations	$15,420	$11,951
Liabilities incurred during period	1,791	4,508
Liabilities settled during period	(375)	(588)
Revisions in estimated cash flows	2,622	(1,185)
Accretion expense	1,182	734
Ending asset retirement obligations	20,640	15,420
Less: current asset retirement obligations (1)	(915)	(254)
Long-term asset retirement obligations	$19,725	$15,166
__________________

(1)	Included in accrued liabilities in the Company’s consolidated balance sheets at December 31, 2016 and 2015.
NOTE 5 — BUSINESS COMBINATIONS AND DIVESTITURES
Business Combinations
On February 27, 2015, the Company completed a business combination with Harvey E. Yates Company (“HEYCO”), a subsidiary of HEYCO Energy Group, Inc., through a merger of HEYCO with and into a wholly-owned subsidiary of Matador (the “HEYCO Merger”). In the HEYCO Merger, the Company obtained certain oil and natural gas producing properties and undeveloped acreage located in Lea and Eddy Counties, New Mexico, consisting of approximately 58,600 gross (18,200 net) acres strategically located between the Company’s existing acreage in its Ranger and Rustler Breaks asset areas. HEYCO, headquartered in Roswell, New Mexico, was privately-owned prior to the transaction.
As consideration for the business combination, Matador paid approximately $33.6 million in cash and assumed debt obligations and issued 3,300,000 shares of Matador common stock and 150,000 shares of a new series of Matador Series A Convertible Preferred Stock (“Series A Preferred Stock”) to HEYCO Energy Group, Inc. (convertible into ten shares of common stock for each one share of Series A Preferred Stock upon the effectiveness of an amendment to the Company’s Amended and Restated Certificate of Formation to increase the number of authorized shares of common stock; the Series A Preferred Stock converted to common stock on April 6, 2015). Matador incurred an additional $4.5 million for customary purchase price adjustments, including adjusting for production, revenues and operating and capital expenditures from September 1, 2014 to closing.  The consideration paid and the liabilities assumed, including deferred tax liabilities of approximately $76.8 million and other liabilities of approximately $4.5 million, represent a total purchase price of $223.5 million. The HEYCO Merger was accounted for using the acquisition method under ASC Topic 805, “Business Combinations,” which requires the assets acquired and liabilities assumed to be recorded at fair value as of the respective acquisition date.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 5 — BUSINESS COMBINATIONS AND DIVESTITURES — Continued

The majority of the assets acquired in the HEYCO Merger were in the form of non-producing acreage. The producing wells acquired in the HEYCO Merger did not have a material impact on the Company’s revenues or results of operations for the year ended December 31, 2015. During the year ended December 31, 2015, the Company incurred approximately $2.5 million of transaction costs associated with the HEYCO Merger, which were included in “General and administrative” costs in the consolidated statement of operations.
Divestitures
On October 1, 2015, the Company completed the sale of its wholly-owned subsidiary that owned certain natural gas gathering and processing assets in the Delaware Basin in Loving County, Texas (the “Loving County Processing System”) to an affiliate of EnLink Midstream Partners, LP (“EnLink”). The Loving County Processing System included a cryogenic natural gas processing plant with approximately 35 MMcf per day of inlet capacity (the “Wolf Processing Plant”) and approximately six miles of high-pressure gathering pipeline which connects the Company’s gathering system to the Wolf Processing Plant.
Pursuant to the terms of the transaction, EnLink paid approximately $143.4 million and the Company received net proceeds of approximately $139.8 million, after deducting customary purchase price adjustments of approximately $3.6 million. In conjunction with the sale of the Loving County Processing System, the Company dedicated a significant portion of its leasehold interests in Loving County as of the closing date pursuant to a 15-year fixed-fee natural gas gathering and processing agreement and provided a volume commitment in exchange for priority one service. See Note 13 for more information related to this agreement.
Due to the terms of the agreement, the transaction was accounted for as a sale and leaseback transaction; the carrying value of the net assets sold of approximately $31.0 million was removed from the consolidated balance sheet as of December 31, 2015 and the resulting difference of approximately $108.4 million between the net proceeds received less closing costs of $0.4 million and the basis of the assets sold was recorded as deferred gain on plant sale and was to be recognized as a gain on asset sales over the 15-year term of the gathering and processing agreement.
During the fourth quarter of 2016, EnLink completed construction of another processing plant in Loving County, Texas. Upon completion and successful testing of this new plant, as allowed under the gathering and processing agreement, EnLink is now processing the Company’s natural gas produced in this area at the new plant. As such, the gathering and processing agreement the Company entered into with EnLink is no longer considered a lease, and accordingly, the Company recognized the unamortized gain on the sale of $107.3 million in the consolidated statement of operations for the year ended December 31, 2016.
The Company can, at its option and upon mutual agreement with EnLink, dedicate any future leasehold acquisitions in Loving County to EnLink. In addition, the Company retained its natural gas gathering system up to a central delivery point and its other midstream assets in the area, including oil and water gathering systems and salt water disposal wells. On February 17, 2017 these assets were contributed to the Joint Venture (as described and defined in Note 18).
NOTE 6 — DEBT
Credit Agreement
On September 28, 2012, the Company amended and restated its revolving credit agreement with the lenders party thereto (the “Credit Agreement”), which increased the maximum facility amount from $400.0 million to $500.0 million. MRC Energy Company, which is a subsidiary of Matador and directly or indirectly holds the ownership interests in the Company’s other operating subsidiaries, other than its less-than-wholly-owned subsidiaries, is the borrower under the Credit Agreement. Borrowings are secured by mortgages on at least 80% of the Company’s proved oil and natural gas properties and by the equity interests of MRC Energy Company’s wholly-owned subsidiaries, which are also guarantors. In addition, all obligations under the Credit Agreement are guaranteed by Matador, the parent corporation. Various commodity hedging agreements with certain of the lenders under the Credit Agreement (or affiliates thereof) are also secured by the collateral of and guaranteed by certain eligible subsidiaries of MRC Energy Company.
The borrowing base under the Credit Agreement is determined semi-annually as of May 1 and November 1 by the lenders based primarily on the estimated value of the Company’s proved oil and natural gas reserves at December 31 and June 30 of each year, respectively. Both the Company and the lenders may request an unscheduled redetermination of the borrowing base once each between scheduled redetermination dates. On October 31, 2016, the borrowing base was increased from $300.0 million to $400.0 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at June 30, 2016

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 6 — DEBT — Continued

using commodity price estimates prescribed by the lenders. This borrowing base increase was primarily attributable to increases in both the Company’s proved reserves volumes and increases in oil and natural gas prices in the latter part of 2016. All other provisions of the Credit Agreement remained unchanged. This October 2016 redetermination constituted the regularly scheduled November 1 redetermination. The Credit Agreement matures on October 16, 2020.
In the event of a borrowing base increase, the Company is required to pay a fee to the lenders equal to a percentage of the amount of the increase, which is determined based on market conditions at the time of the borrowing base increase. Total deferred loan costs were $1.3 million at December 31, 2016, and these costs are being amortized over the term of the Credit Agreement, which approximates amortization of these costs using the effective interest method. If, upon a redetermination of the borrowing base, the borrowing base were to be less than the outstanding borrowings under the Credit Agreement at any time, the Company would be required to provide additional collateral satisfactory in nature and value to the lenders to increase the borrowing base to an amount sufficient to cover such excess or to repay the deficit in equal installments over a period of six months.
During the year ended December 31, 2016, using a portion of the net proceeds from the December 2016 senior unsecured notes offering and the public offering of our common stock discussed herein, the Company repaid a total of $120.0 million of its outstanding borrowings under the Credit Agreement. At December 31, 2016, the Company had no borrowings outstanding under the Credit Agreement and approximately $0.8 million in outstanding letters of credit issued pursuant to the Credit Agreement. At February 22, 2017, the Company continued to have no borrowings outstanding under the Credit Agreement and approximately $0.8 million in outstanding letters of credit issued pursuant to the Credit Agreement.
Borrowings under the Credit Agreement may be in the form of a base rate loan or a Eurodollar loan. If the Company borrows funds as a base rate loan, such borrowings will bear interest at a rate equal to the higher of (i) the prime rate for such day or (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) on such day, plus 0.50% or (iii) the daily adjusting LIBOR rate (as defined in the Credit Agreement) plus 1.0% plus, in each case, an amount from 0.50% to 1.50% of such outstanding loan depending on the level of borrowings under the Credit Agreement. If the Company borrows funds as a Eurodollar loan, such borrowings will bear interest at a rate equal to (i) the quotient obtained by dividing (A) the LIBOR rate by (B) a percentage equal to 100% minus the maximum rate during such interest calculation period at which Royal Bank of Canada (“RBC”) is required to maintain reserves on Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System) plus (ii) an amount from 1.50% to 2.50% of such outstanding loan depending on the level of borrowings under the Credit Agreement. The interest period for Eurodollar borrowings may be one, two, three or six months as designated by the Company.
A commitment fee of 0.375% to 0.50%, depending on the unused availability under the Credit Agreement, is also paid quarterly in arrears. The Company includes this commitment fee, any amortization of deferred financing costs (including origination, borrowing base increase and amendment fees) and annual agency fees, if any, as interest expense and in its interest rate calculations and related disclosures. The Credit Agreement requires the Company to maintain a debt to EBITDA ratio, which is defined as total debt outstanding divided by a rolling four quarter EBITDA calculation, of 4.25 or less.
Subject to certain exceptions, the Credit Agreement contains various covenants that limit the Company’s ability to take certain actions, including, but not limited to, the following:

•	incur indebtedness or grant liens on any of the Company’s assets;

•	enter into commodity hedging agreements;

•	declare or pay dividends, distributions or redemptions;

•	merge or consolidate;

•	make any loans or investments;

•	engage in transactions with affiliates;

•	engage in certain asset dispositions, including a sale of all or substantially all of the Company’s assets; and

•	take certain actions with respect to the Company’s senior unsecured notes.
If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the borrowings and exercise other rights and remedies. Events of default include, but are not limited to, the following events:

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 6 — DEBT — Continued

•	failure to pay any principal or interest on the outstanding borrowings or any reimbursement obligation under any letter of credit when due or any fees or other amounts within certain grace periods;

•	failure to perform or otherwise comply with the covenants and obligations in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods;

•	bankruptcy or insolvency events involving the Company or its subsidiaries; and

•	a change of control, as defined in the Credit Agreement.
The Company believes that it was in compliance with the terms of the Credit Agreement at December 31, 2016.
Senior Unsecured Notes
On April 14, 2015, Matador issued $400.0 million of 6.875% senior notes due 2023 (the “Original Notes”) in a private placement. The Original Notes are Matador’s senior unsecured obligations, are redeemable as described below and were issued at par value. The net proceeds were used to pay down a portion of the outstanding borrowings under the Credit Agreement and the debt assumed in connection with the HEYCO Merger. The Original Notes mature on April 15, 2023 and interest is payable semi-annually in arrears on April 15 and October 15 of each year.
On October 21, 2015, and pursuant to a registered exchange offer, the Company exchanged all of the privately placed Original Notes for a like principal amount of 6.875% senior notes due 2023 that have been registered under the Securities Act (the “Registered Notes”). The terms of such Registered Notes are substantially the same as the terms of the Original Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Original Notes do not apply to the Registered Notes.
On December 9, 2016, Matador issued $175.0 million of 6.875% senior notes due 2023 (the “Additional Notes” and, collectively with the Registered Notes, the “Notes”) in a private placement (the “Notes Offering”). The Additional Notes were issued pursuant to and are governed by the same indenture governing the Original Notes (the “Indenture”). The Additional Notes were issued at 105.5% of par, plus accrued interest from October 15, 2016, resulting in an effective interest rate of 5.5%. We received net proceeds from the Notes Offering of approximately $181.5 million, including the issue premium, but after deducting the initial purchasers’ discounts and estimated offering expenses and excluding accrued interest paid by buyers of the Additional Notes. A portion of the net proceeds of the Notes Offering, along with the proceeds from the December 2016 public offering of our common stock, have been used to partially fund certain acreage acquisitions and midstream asset development, to repay outstanding borrowings under the Credit Agreement and for general corporate purposes, including capital expenditures associated with the addition of a fourth drilling rig. The Notes are our senior unsecured obligations and are redeemable as described below. The Notes mature on April 15, 2023, and interest is payable semi-annually in arrears on April 15 and October 15 of each year.
On or after April 15, 2018, Matador may redeem all or a portion of the Notes at any time or from time to time at the following redemption prices (expressed as percentages of the principal amount) plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on April 15 of the years indicated.

Year	Redemption Price
2018	105.156%
2019	103.438%
2020	101.719%
2021 and thereafter	100.000%
At any time prior to April 15, 2018, Matador may redeem up to 35% of the aggregate principal amount of the Notes with net proceeds from certain equity offerings at a redemption price of 106.875% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date; provided that (i) at least 65% in aggregate principal amount of the Notes (including any additional notes) originally issued remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Matador and its subsidiaries) and (ii) each such redemption occurs within 180 days of the date of the closing of the related equity offering.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 6 — DEBT — Continued

In addition, at any time prior to April 15, 2018, Matador may redeem all or part of the Notes at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) the excess, if any, of (a) the present value at such time of (1) the redemption price of such Notes at April 15, 2018 plus (2) any required interest payments due on such Notes through April 15, 2018 discounted to the redemption date on a semi-annual basis using a discount rate equal to the Treasury Rate (as defined in the Indenture) plus 50 basis points, over (b) the principal amount of such Notes, plus (iii) accrued and unpaid interest, if any, to the redemption date.
Subject to certain exceptions, the Indenture contains various covenants that limit the Company’s ability to take certain actions, including, but not limited to, the following:

•	incur or guarantee additional debt or issue certain types of preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness;

•	transfer or sell assets;

•	make certain investments;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries (as defined in the Indenture) to the Company;

•	consolidate, merge or transfer all or substantially all of its assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.
In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Matador, any Restricted Subsidiary that is a Significant Subsidiary (as defined in the Indenture) or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Events of default include, but are not limited to, the following events:

•	default for 30 days in the payment when due of interest on the Notes;

•	default in the payment when due of the principal of, or premium, if any, on the Notes;

•
failure by Matador to comply with its obligations to offer to purchase or purchase Notes when required pursuant to the change of control or asset sale provisions of the Indenture or Matador’s failure to comply with the covenant relating to merger, consolidation or sale of assets;

•	failure by Matador for 180 days after notice to comply with its reporting obligations under the Indenture;

•	failure by Matador for 60 days after notice to comply with any of the other agreements in the Indenture;

•	payment defaults and accelerations with respect to other indebtedness of Matador and its Restricted Subsidiaries in the aggregate principal amount of $25.0 million or more;

•	failure by Matador or any Restricted Subsidiary to pay certain final judgments aggregating in excess of $25.0 million within 60 days;

•	any subsidiary guarantee by a guarantor ceasing to be in full force and effect, being declared null and void in a judicial proceeding or being denied or disaffirmed by its maker; and

•
certain events of bankruptcy or insolvency with respect to Matador or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 7 — INCOME TAXES

Deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and the tax bases of assets and liabilities. The Company’s net deferred tax position as of December 31, 2016 and 2015, respectively, is as follows (in thousands).

	December 31,
	2016	2015
Deferred tax assets
Unrealized loss on derivatives	$8,734	$—
Net operating loss carryforwards	137,757	79,208
Alternative minimum tax carryforward	8,633	9,785
Percentage depletion carryover	2,595	2,442
Property and equipment	44,391	42,757
Deferred gain on sale leaseback transaction	—	32,831
Other	—	7,396
Total deferred tax assets	202,110	174,419
Valuation allowance on deferred tax assets	(190,255)	(154,320)
Total deferred tax assets, net of valuation allowance	11,855	20,099
Deferred tax liabilities
Unrealized gain on derivatives	(3,800)	(5,699)
Other	(8,055)	(14,400)
Total deferred tax liabilities	(11,855)	(20,099)
Net deferred tax liabilities	$—	$—
At December 31, 2016, the Company had net operating loss carryforwards of $375.9 million for federal income tax purposes and $6.2 million for state income tax purposes available to offset future taxable income, as limited by the applicable provisions, and which expire at various dates beginning December 31, 2027 for the federal net operating loss carryforwards. The state net operating loss carryforwards began expiring at various dates beginning December 31, 2013 for the State of New Mexico; however, the significant portion of the Company’s state net operating loss carryforwards expire beginning in 2027.
As a result of the net capitalized costs of the Company’s oil and natural gas properties less related deferred income taxes exceeding the full-cost ceiling during the years ended December 31, 2016 and 2015, the Company recorded an impairment charge of $158.6 million and $801.2 million, respectively, exclusive of tax effect, to the net capitalized costs of its oil and natural gas properties. At December 31, 2016 and 2015, the Company’s deferred tax assets exceeded its deferred tax liabilities due to the deferred tax assets generated by the impairment charges recorded in 2015 and 2016. As a result, at December 31, 2016 and 2015, the Company maintained a valuation allowance against the Company’s federal and state deferred tax assets. The valuation allowance will continue to be recognized until the realization of future tax benefits are more likely than not to be utilized.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 7 — INCOME TAXES — Continued

 The current income tax provision for the years ended December 31, 2016, 2015 and 2014, respectively, was comprised of the following (in thousands).

	Year Ended December 31,
	2016	2015	2014
Current income tax provision
State income tax	$108	$371	$—
Federal alternative minimum tax	(1,144)	2,588	133
Net current income tax (benefit) provision	$(1,036)	$2,959	$133
Reconciliations of the tax (benefit) expense computed at the statutory federal rate to the Company’s total income tax (benefit) provision for the years ended December 31, 2016, 2015 and 2014, respectively, is as follows (in thousands).

	Year Ended December 31,
	2016	2015	2014
Federal tax (benefit) expense at statutory rate (1)	$(34,333)	$(289,412)	$61,301
State income tax	539	(13,215)	2,707
Permanent differences (2)	(499)	698	397
Federal alternative minimum tax	1,144	(2,588)	(133)
Change in federal valuation allowance	33,688	145,777	—
Change in state valuation allowance	(539)	8,413	(30)
Net deferred income tax (benefit) provision	—	(150,327)	64,242
Net current income tax (benefit) provision	(1,036)	2,959	133
Total income tax (benefit) provision	$(1,036)	$(147,368)	$64,375
__________________

(1)	The statutory federal tax rate was 35% for the years ended December 31, 2016, 2015 and 2014.

(2)	Amount is primarily attributable to stock-based compensation.
The Company files a United States federal income tax return and several state tax returns, a number of which remain open for examination. The earliest tax year open for examination for the federal, the State of New Mexico and the State of Louisiana tax returns is 2012. The earliest tax year open for examination by the State of Texas is 2009. During the year ended December 31, 2016, the Company’s 2009 and 2010 franchise tax returns were under examination by the State of Texas. This examination has been completed with no additional tax due; however, the examination has not been formally closed. In addition, as of December 31, 2016, the Company’s 2013 federal income tax return was under examination by the Internal Revenue Service. This examination has been completed with no additional tax due; however, the examination has not been formally closed.
The Company has evaluated all tax positions for which the statute of limitations remains open and believes that the material positions taken would more likely than not be sustained by examination. Therefore, at December 31, 2016, the Company had not established any reserves for, nor recorded any unrecognized benefits related to, uncertain tax positions.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 8 — STOCK-BASED COMPENSATION

Stock Options, Restricted Stock, Restricted Stock Units, Stock and Performance Awards
In 2003, the Company’s Board of Directors and shareholders approved the 2003 Stock and Incentive Plan (the “2003 Plan”). The 2003 Plan, as amended, provided that a maximum of 3,481,569 shares of common stock in the aggregate could be issued pursuant to options or restricted stock grants. The persons eligible to receive awards under the 2003 Plan included employees, directors, contractors or advisors of the Company.
In 2012, the Board of Directors adopted and shareholders approved the 2012 Long-Term Incentive Plan (as subsequently amended and restated, the “2012 Incentive Plan”). As of December 31, 2016, the 2012 Incentive Plan provided for a maximum of 8,700,000 shares of common stock in the aggregate that may be issued by the Company pursuant to grants of stock options, restricted stock, stock appreciation rights, restricted stock units or other performance awards. The persons eligible to receive awards under the 2012 Incentive Plan include employees, directors, contractors or advisors of the Company. The primary purpose of the 2012 Incentive Plan is to attract and retain key employees, key contractors and outside directors and advisors of the Company. With the adoption of the 2012 Incentive Plan, the Company does not plan to make any future awards under the 2003 Plan, but the 2003 Plan will remain in place until all awards outstanding under that plan have been settled.
The 2003 Plan and the 2012 Incentive Plan are administered by the independent members of the Board of Directors, which, upon recommendation of the Compensation Committee of the Board of Directors, determine the number of options, restricted shares or other awards to be granted, the effective dates, the terms of the grants and the vesting periods. The Company typically uses newly issued shares of common stock to satisfy option exercises or restricted share grants. All stock-based compensation awards granted since 2012 have been granted under the 2012 Incentive Plan and are equity-based awards for which the fair value is fixed at the grant date, while all stock-based compensation awards granted prior to January 1, 2012 were granted under the 2003 Plan and are liability-based awards for which the fair value is remeasured at each reporting period.
Stock Options
Historically, stock option awards have been granted to purchase the Company’s common stock at an exercise price equal to the fair market value on the date of grant, a typical vesting period of three or four years and a typical maximum term of five or ten years.
The fair value of stock option awards outstanding under the 2003 Plan was estimated using the following weighted average assumptions at December 31, 2016, 2015 and 2014.

	2016	2015	2014
Stock option pricing model	Black Scholes Merton	Black Scholes Merton	Black Scholes Merton
Expected option life	3.14 years	0.39 years	1.51 years
Risk-free interest rate	1.70%	0.64%	0.74%
Volatility	47.07%	91.98%	55.14%
Dividend yield	—%	—%	—%
Estimated forfeiture rate	—%	—%	—%
The weighted average grant date fair value for stock option awards outstanding under the 2012 Incentive Plan was estimated using the following weighted average assumptions during the years ended December 31, 2016, 2015 and 2014.

	2016	2015	2014
Stock option pricing model	Black Scholes Merton	Black Scholes Merton	Black Scholes Merton
Expected option life	3.96 years	4.00 years	3.99 years
Risk-free interest rate	1.08%	1.15%	1.21%
Volatility	45.68%	56.89%	51.47%
Dividend yield	—%	—%	—%
Estimated forfeiture rate	1.16%	3.21%	4.28%
Weighted average fair value of stock option awards granted during the year	$5.65	$9.90	$9.45

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 8 — STOCK-BASED COMPENSATION — Continued

The Company estimated the future volatility of its common stock using the historical value of its stock for a period of time commensurate with the expected term of the stock option. The expected term was estimated using the simplified method outlined in Staff Accounting Bulletin Topic 14. The risk-free interest rate is the rate for constant yield U.S. Treasury securities with a term to maturity that is consistent with the expected term of the award.
Summarized information about stock options outstanding at December 31, 2016 under the 2003 Plan and the 2012 Incentive Plan is as follows.

	Number of options (in thousands)	Weighted average exercise price
Options outstanding at December 31, 2015	2,363	$15.40
Options granted	668	$15.51
Options exercised	(114)	$10.12
Options forfeited	(28)	$19.73
Options expired	(2)	$22.66
Options outstanding at December 31, 2016	2,887	$15.59

	Options outstanding at December 31, 2016			Options exercisable at December 31, 2016
Range of exercise prices	Shares outstanding (in thousands)	Weighted average remaining contractual life	Weighted average exercise price	Shares exercisable (in thousands)	Weighted average exercise price
$8.18 - $9.55	816	1.30	$8.30	484	$8.35
$10.49 - $17.80	925	2.87	$13.55	302	$10.58
$18.77 - $22.70	862	3.05	$21.84	65	$21.21
$23.40 - $27.33	284	2.26	$24.22	112	$23.49
At December 31, 2016, the aggregate intrinsic value was $29.4 million for outstanding options and $13.6 million for exercisable options, based on the Company’s quoted closing market price of $25.76 per share on that date. The remaining weighted average contractual term of exercisable options at December 31, 2016 was 1.19 years.
The total intrinsic value of options exercised during the years ended December 31, 2016, 2015 and 2014 was $1.6 million, $1.3 million and $0.2 million, respectively. The tax related benefit realized from the exercise of stock options totaled $0.5 million, $0.3 million and $0.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.
During the years ended December 31, 2016, 2015 and 2014, the Company recognized $5.9 million, $4.7 million and $2.5 million, respectively, in stock-based compensation expense attributable to stock options. At December 31, 2016, 2015 and 2014, the Company had recorded $1.4 million, zero and $1.4 million of long-term liabilities and zero, $1.0 million and zero of current liabilities, respectively, related to its outstanding liability-based stock options. The Company did not settle any liability-based awards in cash for the years ended December 31, 2016, 2015 and 2014, respectively.
At December 31, 2016, the total remaining unrecognized compensation expense related to unvested stock options was approximately $6.9 million and the weighted average remaining requisite service period (vesting period) of all unvested stock options was 1.90 years.
The fair value of options vested during 2016, 2015 and 2014 was $3.0 million, $1.3 million and $1.5 million, respectively.
Restricted Stock, Restricted Stock Units and Common Stock
The Company has granted stock, restricted stock and restricted stock unit awards to employees, outside directors and advisors of the Company under the 2003 Plan and the 2012 Incentive Plan. The stock and restricted stock are issued upon grant, with the restrictions, if any, being removed upon vesting. The restricted stock units are issued upon vesting, unless the recipient

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 8 — STOCK-BASED COMPENSATION — Continued

makes an election to defer issuance for a set term after vesting. One current director elected to defer the issuance of his awards in 2015, 2014 and 2013. All awards granted in 2016, 2015 and 2014 were service based awards and vest over the service period, which is one to four years. All restricted stock and restricted stock unit awards outstanding at December 31, 2016 were granted under the 2012 Incentive Plan.
A summary of the non-vested restricted stock and restricted stock units as of December 31, 2016 is presented below (in thousands, except fair value).

	Restricted Stock		Restricted Stock Units
Non-vested restricted stock and restricted stock units	Shares	Weighted average fair value	Shares	Weighted average fair value
Non-vested at December 31, 2015	854	$17.64	68	$21.89
Granted	472	$18.55	66	$19.44
Vested	(225)	$16.05	(52)	$19.67
Forfeited	(62)	$20.49	—	—
Non-vested at December 31, 2016	1,039	$18.23	82	$21.32
At December 31, 2016, the aggregate intrinsic value for the restricted stock and restricted stock units outstanding was $28.9 million as calculated based on the maximum number of shares of restricted stock and restricted stock units vesting, using the Company’s quoted closing market price of $25.76 per share on that date.
During the years ended December 31, 2016, 2015 and 2014, the Company recognized approximately $6.6 million, $4.7 million and $3.0 million, respectively, in stock-based compensation expense attributable to restricted stock and restricted stock units.
At December 31, 2016, the total remaining unrecognized compensation expense related to unvested restricted stock and restricted stock units was approximately $12.5 million and the weighted average remaining requisite service period (vesting period) of all non-vested restricted stock and restricted stock units was 1.8 years.
The fair value of restricted stock and restricted stock units vested during 2016, 2015 and 2014 was $4.6 million, $0.8 million and $0.9 million, respectively.
The total tax benefit recognized for all stock-based compensation was $4.3 million, $3.4 million and $1.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.
In mid-February 2017, the Company granted awards of 228,174 shares of restricted stock and options to purchase 590,128 shares of the Company’s common stock at an exercise price of $27.26 per share to certain of its employees. The fair value of these awards was approximately $12.4 million. All of these awards vest ratably over three years.
In mid-February 2017, the Company also granted awards of 174,561 shares of restricted stock and options to purchase 444,491 shares of the Company’s common stock at an exercise price of $26.86 per share to certain of its employees. The fair value of these awards was approximately $9.3 million. All of these awards vest ratably over three years.
NOTE 9 — EMPLOYEE BENEFIT PLANS
401(k) Plan
All full-time Company employees are eligible to join the Company’s defined contribution retirement plan the first day of the calendar month immediately following their date of employment. Each employee may contribute up to the maximum allowable under the Internal Revenue Code. Each year, the Company makes a contribution to the plan which equals 3% of the employee’s annual compensation, referred to as the Employer’s Safe Harbor Non-Elective Contribution, which totaled approximately $0.7 million, $0.6 million and $0.4 million in 2016, 2015 and 2014, respectively. In addition, each year, the Company may make a discretionary matching contribution, as well as additional contributions. The Company’s discretionary matching contributions totaled $0.9 million, $0.8 million and $0.5 million in 2016, 2015 and 2014, respectively. The Company made no additional discretionary contributions in any reporting period presented.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 10 — EQUITY

Stock Offerings, Retirement and Issuances
On December 9, 2016, the Company completed a public offering of 6,000,000 shares of its common stock. After deducting offering costs totaling approximately $0.4 million, the Company received net proceeds of approximately $145.8 million. A portion of the net proceeds of the public offering, along with the proceeds from the Notes Offering (see Note 6), have been used to partially fund certain acreage acquisitions and midstream asset development, to repay outstanding borrowings under the Credit Agreement and for general corporate purposes, including capital expenditures associated with the addition of a fourth drilling rig.
On March 11, 2016, the Company completed a public offering of 7,500,000 shares of its common stock. After deducting offering costs totaling approximately $0.8 million, the Company received net proceeds of approximately $141.5 million, which were used for general corporate purposes, including to fund a portion of the Company’s 2016 capital expenditures.
As discussed in Note 5, the Company issued 3,300,000 shares of common stock and 150,000 shares of a new series of Series A Preferred Stock to HEYCO Energy Group, Inc. in connection with the HEYCO Merger. Pursuant to the statement of resolutions, each share of Series A Preferred Stock would automatically convert into ten shares of Matador common stock, subject to customary anti-dilution adjustments, upon the vote and approval by Matador’s shareholders of an amendment to Matador’s Amended and Restated Certificate of Formation to increase the number of shares of authorized Matador common stock.
On April 2, 2015, the shareholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Formation that authorized an increase in the number of authorized shares of common stock from 80,000,000 shares to 120,000,000 shares. Following such approval, the 150,000 outstanding shares of Series A Preferred Stock converted to 1,500,000 shares of common stock on April 6, 2015. Pursuant to the terms of the HEYCO Merger, 166,667 of the 1,500,000 shares were being held in escrow at December 31, 2016 to satisfy certain conditions under the merger agreement.
On April 21, 2015, the Company completed a public offering of 7,000,000 shares of its common stock. After deducting offering costs totaling approximately $1.2 million, the Company received net proceeds of approximately $187.6 million.
On May 29, 2014, the Company completed a public offering of 7,500,000 shares of its common stock. After deducting direct offering costs totaling approximately $0.6 million, the Company received net proceeds of approximately $181.3 million.
Treasury Stock
On October 27, 2016, October 30, 2015 and October 31, 2014, Matador’s Board of Directors canceled all of the shares of treasury stock outstanding as of September 30, 2016, September 30, 2015 and September 30, 2014, respectively. These shares were restored to the status of authorized but unissued shares of common stock of the Company.
The shares of treasury stock outstanding at December 31, 2016, 2015 and 2014 represent forfeitures of non-vested restricted stock awards and forfeitures of fully vested restricted stock awards due to net share settlements with employees.
NOTE 11 — DERIVATIVE FINANCIAL INSTRUMENTS
From time to time, the Company uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices. The Company records derivative financial instruments on its consolidated balance sheets as either assets or liabilities measured at fair value. The Company has elected not to apply hedge accounting for its existing derivative financial instruments. As a result, the Company recognizes the change in derivative fair value between reporting periods currently in its consolidated statements of operations as an unrealized gain or loss. The fair value of the Company’s derivative financial instruments is determined using industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value of money and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. The Company has evaluated and considered the credit standings of its counterparties in determining the fair value of its derivative financial instruments.
The Company typically uses costless (or zero-cost) collars and/or swap contracts to manage risks related to changes in oil, natural gas and natural gas liquids prices. Costless collars provide the Company with downside price protection through the purchase of a put option which is financed through the sale of a call option. Because the call option proceeds are used to offset the cost of the put option, these arrangements are initially “costless” to the Company. In the case of a costless collar, the put option and the call option have different fixed price components. In a swap contract, a floating price is exchanged for a fixed price over a specified period, providing downside price protection.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 11 — DERIVATIVE FINANCIAL INSTRUMENTS — Continued

At December 31, 2016, we had entered into various costless collar contracts to mitigate our exposure to fluctuations in oil and natural gas prices, each with an established price floor and ceiling. For each calculation period, the specified price for determining the realized gain or loss to us pursuant to any oil contract is the arithmetic average of the settlement prices for the NYMEX West Texas Intermediate oil futures contract for the first nearby month corresponding to the calculation period’s calendar month, and for any natural gas contract is the settlement price for the NYMEX Henry Hub natural gas futures contract for the delivery month corresponding to the calculation period’s calendar month for the settlement date of that contract period.
When the settlement price is below the price floor established by one or more of these collars, the Company receives from the counterparty an amount equal to the difference between the settlement price and the price floor multiplied by the contract oil or natural gas volume. When the settlement price is above the price ceiling established by one or more of these collars, the Company pays to the counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the contract oil or natural gas volume. When the settlement price is below the fixed price established by one or more of these swaps, the Company receives from the counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the contract natural gas liquids volume. When the settlement price is above the fixed price established by one or more of these swaps, the Company pays to the counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the contract natural gas liquids volume
At December 31, 2016, the Company had various costless collar contracts open and in place to mitigate its exposure to oil and natural gas price volatility, each with a specific term (calculation period), notional quantity (volume hedged) and price floor and ceiling. Each contract is set to expire at varying times during 2017 and 2018.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 11 — DERIVATIVE FINANCIAL INSTRUMENTS — Continued

 The following is a summary of the Company’s open costless collar contracts for oil and natural gas at December 31, 2016.

		Notional Quantity (Bbl or MMBtu)	Weighted Average Price Floor ($/Bbl or $/MMBtu)	Weighted Average Price Ceiling ($/Bbl or $/MMBtu)	Fair Value of Liabilities (thousands)

Commodity	Calculation Period
Oil	01/01/2017 - 12/31/2017	2,760,000	$41.39	$51.88	$(18,316)
Oil	01/01/2018 - 12/31/2018	720,000	$43.75	$63.90	(751)
Natural Gas	01/01/2017 - 12/31/2017	16,860,000	$2.40	$3.59	(5,887)
Total open derivative financial instruments					$(24,954)
Subsequent to December 31, 2016, the Company entered into various costless collar contracts for oil. The costless collar contracts for oil included approximately 1,890,000 Bbl in 2017 with a weighted average floor price of $50.00 per Bbl and a weighted average ceiling price of $60.75 per Bbl.
From time-to-time we enter into derivative financial instruments with certain counterparties. These derivative financial instruments are subject to master netting arrangements; all but one counterparty allow for cross-commodity master netting provided the settlements dates for the commodities are the same. The Company does not present different types of commodities with the same counterparty on a net basis in its consolidated balance sheets.
The following table presents the gross asset and liability fair values of the Company’s commodity price derivative financial instruments and the location of these balances in the consolidated balance sheets as of December 31, 2016 and December 31, 2015 (in thousands).

Derivative Instruments	Gross amounts recognized	Gross amounts netted in the consolidated balance sheets	Net amounts presented in the consolidated balance sheets
December 31, 2016
Current liabilities	$(24,203)	$—	$(24,203)
Other liabilities	(751)	—	(751)
Total	$(24,954)	$—	$(24,954)
December 31, 2015
Current assets	$16,767	$(483)	$16,284
Current liabilities	(483)	483	—
Total	$16,284	$—	$16,284

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 11 — DERIVATIVE FINANCIAL INSTRUMENTS — Continued

 The following table summarizes the location and aggregate fair value of all derivative financial instruments recorded in the consolidated statements of operations for the periods presented (in thousands). These derivative financial instruments are not designated as hedging instruments.

		Year Ended December 31,
Type of Instrument	Location in Statement of Operations	2016	2015	2014
Derivative Instrument
Oil	Revenues: Realized gain on derivatives	$5,851	$62,259	$5,221
Natural Gas	Revenues: Realized gain (loss) on derivatives	3,435	12,653	(718)
Natural Gas Liquids (NGL)	Revenues: Realized gain on derivatives	—	2,182	519
Realized gain on derivatives		9,286	77,094	5,022
Oil	Revenues: Unrealized (loss) gain on derivatives	(18,969)	(31,897)	47,178
Natural Gas	Revenues: Unrealized (loss) gain on derivatives	(22,269)	(5,440)	9,087
Natural Gas Liquids (NGL)	Revenues: Unrealized (loss) gain on derivatives	—	(1,928)	2,037
Unrealized (loss) gain on derivatives		(41,238)	(39,265)	58,302
Total		$(31,952)	$37,829	$63,324

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 12 — FAIR VALUE MEASUREMENTS

The Company measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements are classified and disclosed in one of the following categories.

Level 1	Unadjusted quoted prices for identical, unrestricted assets or liabilities in active markets.

Level 2
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that are valued with industry standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value of money and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument and can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.

Level 3	Unobservable inputs that are not corroborated by market data which reflect a company’s own market assumptions.
Financial and non-financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.
 At December 31, 2016 and 2015, the carrying values reported on the consolidated balance sheets for accounts receivable, prepaid expenses, accounts payable, accrued liabilities, royalties payable, amounts due to affiliates, advances from joint interest owners, amounts due to joint ventures, income taxes payable and other current liabilities approximate their fair values due to their short-term maturities.
At December 31, 2016 and 2015, the fair value of the Company’s Notes was $605.2 million and $381.0 million, respectively, based on quoted market prices, which represents Level 1 inputs in the fair value hierarchy.
The following tables summarize the valuation of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis in accordance with the classifications provided above as of December 31, 2016 and 2015 (in thousands).

	Fair Value Measurements at December 31, 2016 using
Description
	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Oil and natural gas derivatives	$—	$(24,954)	$—	$(24,954)
Total	$—	$(24,954)	$—	$(24,954)

	Fair Value Measurements at December 31, 2015 using
Description
	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Oil and natural gas derivatives	$—	$16,284	$—	$16,284
Total	$—	$16,284	$—	$16,284
Additional disclosures related to derivative financial instruments are provided in Note 11. For purposes of fair value measurement, the Company determined that derivative financial instruments (e.g., oil, natural gas and NGL derivatives) should be classified as Level 2 in the fair value hierarchy.
Certain assets and liabilities are measured at fair value on a nonrecurring basis, including assets and liabilities acquired in a business combination (see Note 5), lease and well equipment inventory when the market value is determined to be lower than the cost of the inventory and other property and equipment that are reduced to fair value when they are impaired or held for

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 12 — FAIR VALUE MEASUREMENTS — Continued

sale. The Company recorded no impairment to its lease and well equipment inventory or other property and equipment in 2016 and 2015. The Company determined the value of the lease and well equipment inventory using Level 3 inputs and assumptions.
NOTE 13 — COMMITMENTS AND CONTINGENCIES
Office Lease
The Company’s corporate headquarters are located at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The lease for the Company’s corporate headquarters expires during 2026. The base rate escalates during the course of the lease; however, the Company recognizes rent expense ratably over the term of the lease.
From time to time, the Company also enters into leases for field offices in locations where it has active field operations. These leases are typically for terms of less than five years and are not considered principal properties.
The following is a schedule of future minimum lease payments required under all office lease agreements as of December 31, 2016 (in thousands).

Year Ending December 31,	Amount
2017	$2,443
2018	2,495
2019	2,528
2020	2,602
2021	2,660
Thereafter	12,335
Total	$25,063
Rent expense, including fees for operating expenses and consumption of electricity, was $2.9 million, $1.7 million, and $0.9 million for 2016, 2015 and 2014, respectively.
Natural Gas and NGL Processing and Transportation Commitments
Eagle Ford
Effective September 1, 2012, the Company entered into a firm five-year natural gas processing and transportation agreement whereby the Company committed to transport the anticipated natural gas production from a significant portion of its Eagle Ford acreage in South Texas through the counterparty’s system for processing at the counterparty’s facilities. The agreement also includes firm transportation of the natural gas liquids extracted at the counterparty’s processing plant downstream for fractionation. After processing, the residue natural gas is purchased by the counterparty at the tailgate of its processing plant and further transported under its natural gas transportation agreements. The arrangement contains fixed processing and liquids transportation and fractionation fees, and the revenue the Company receives varies with the quality of natural gas transported to the processing facilities and the contract period.
Under this agreement, if the Company does not meet 80% of the maximum thermal quantity transportation and processing commitments in a contract year, it will be required to pay a deficiency fee per MMBtu of natural gas deficiency. Any quantity in excess of the maximum MMBtu delivered in a contract year can be carried over to the next contract year for purposes of calculating the natural gas deficiency. During certain prior periods, the Company had an immaterial natural gas deficiency, and the counterparty to this agreement waived the deficiency fee. The Company paid approximately $3.0 million and $5.5 million in processing and transportation fees under this agreement during the years ended December 31, 2016 and 2015, respectively. The future undiscounted minimum payment under this agreement as of December 31, 2016 is $1.2 million in 2017.
Delaware Basin
As part of the sale of the Loving County Processing System (see Note 5), the Company entered into a 15-year fixed-fee natural gas gathering and processing agreement whereby the Company committed to deliver the anticipated natural gas production from a significant portion of its Loving County, Texas acreage in West Texas through the counterparty’s gathering system for processing at the counterparty’s facilities. Under this agreement, if the Company does not meet the volume

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014

NOTE 13 — COMMITMENTS AND CONTINGENCIES — Continued

commitment for transportation and processing at the facilities in a contract year, it will be required to pay a deficiency fee per MMBtu of natural gas deficiency. At the end of each year of the agreement, the Company can elect to have the previous year’s actual transportation and processing volumes be the new minimum commitment for each of the remaining years of the contract. As such, the Company has the ability to unilaterally reduce the gathering and processing commitment if the Company’s production in the Loving County area is less than the Company’s currently projected production. If the Company ceased operations in this area at December 31, 2016, the total deficiency fee required to be paid would be approximately $11.7 million. In addition, if the Company elects to reduce the gathering and processing commitment in any year, the Company has the ability to elect to increase the committed volumes in any future year to the originally agreed gathering and processing commitment. Any quantity in excess of the volume commitment delivered in a contract year can be carried over to the next contract year for purposes of calculating the natural gas deficiency. The Company paid approximately $9.8 million and $1.8 million in processing and gathering fees under this agreement during the years ended December 31, 2016 and 2015, respectively. The Company can elect to either sell the residue gas to the counterparty at the tailgate of its processing plants or have the counterparty deliver to the Company the residue gas in-kind to be sold to third parties downstream of the plants.
Other Commitments
The Company does not own or operate its own drilling rigs, but instead enters into contracts with third parties for such drilling rigs. These contracts establish daily rates for the drilling rigs and the term of the Company’s commitment for the drilling services to be provided, which have typically been for two years or less. The Company would incur a termination obligation if the Company elected to terminate a contract and if the drilling contractor were unable to secure replacement work for the contracted drilling rigs or if the drilling contractor were unable to secure replacement work for the contracted drilling rigs at the same daily rates being charged to the Company prior to the end of their respective contract terms. The Company’s undiscounted minimum outstanding aggregate termination obligations under its drilling rig contracts were approximately $46.3 million at December 31, 2016.
At December 31, 2016, the Company had outstanding commitments to participate in the drilling and completion of various non-operated wells. If all of these wells are drilled and completed as proposed, the Company’s minimum outstanding aggregate commitments for its participation in these non-operated wells were approximately $11.1 million at December 31, 2016. The Company expects these costs to be incurred within the next year.
Legal Proceedings
The Company is a party to several lawsuits encountered in the ordinary course of its business. While the ultimate outcome and impact to the Company cannot be predicted with certainty, in the opinion of management, it is remote that these lawsuits will have a material adverse impact on the Company’s financial condition, results of operations or cash flows.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 14 — SUPPLEMENTAL DISCLOSURES

Accrued Liabilities
The following table summarizes the Company’s current accrued liabilities at December 31, 2016 and 2015 (in thousands).

	December 31,
	2016	2015
Accrued evaluated and unproved and unevaluated property costs	$54,273	$54,586
Accrued support equipment and facilities costs	15,139	17,393
Accrued lease operating expenses	16,009	7,743
Accrued interest on debt	6,541	5,806
Accrued asset retirement obligations	915	254
Accrued partners’ share of joint interest charges	5,572	4,565
Other	3,011	2,022
Total accrued liabilities	$101,460	$92,369
Supplemental Cash Flow Information
The following table provides supplemental disclosures of cash flow information for the years ended December 31, 2016, 2015 and 2014 (in thousands).

	Year Ended December 31,
	2016	2015	2014
Cash paid for income taxes	$2,895	$506	$94
Cash paid for interest expense, net of amounts capitalized	27,464	16,154	5,269
Increase in asset retirement obligations related to mineral properties	3,817	2,510	3,843
Increase in asset retirement obligations related to support equipment and facilities	222	383	120
Increase (decrease) in liabilities for oil and natural gas properties capital expenditures	1,775	(30,683)	32,972
(Decrease) increase in liabilities for support equipment and facilities	(588)	12,076	4,290
Issuance of restricted stock units for Board and advisor services	992	584	444
Stock-based compensation expense recognized as liability	569	79	223
Increase in liabilities for accrued cost to issue equity	343	—	—
Transfer of inventory to oil and natural gas properties	395	615	216
NOTE 15 — SUBSIDIARY GUARANTORS
Matador filed a registration statement on Form S-3 with the SEC in 2013, which became effective on May 9, 2013, and a registration statement on Form S-3 with the SEC in 2014, which became effective upon filing on May 22, 2014, registering, in each case, among other securities, senior and subordinated debt securities and guarantees of debt securities by certain subsidiaries of Matador (the “Shelf Guarantor Subsidiaries”). On April 14, 2015, the Company issued the Original Notes and on December 9, 2016, the Company issued the Additional Notes (see Note 6), which are jointly and severally guaranteed by certain subsidiaries of Matador (the “Notes Guarantor Subsidiaries” and, together with the Shelf Guarantor Subsidiaries, the “Guarantor Subsidiaries”) on a full and unconditional basis (except for customary release provisions). At December 31, 2016, the Guarantor Subsidiaries were 100% owned by Matador, and any subsidiaries of Matador other than the Guarantor Subsidiaries were minor. Matador is a parent holding company and has no independent assets or operations, and there are no significant restrictions on the ability of Matador to obtain funds from the Guarantor Subsidiaries by dividend or loan.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 16 — RELATED PARTY TRANSACTIONS

In June 2015, the Company entered into two joint ventures to develop certain leasehold interests held by certain affiliates (the “HEYCO Affiliates”) of HEYCO Energy Group, Inc., the former parent company of HEYCO. The HEYCO Affiliates are owned by George M. Yates, who is a member of the Company’s Board of Directors, and certain of his affiliates. Pursuant to the terms of the transaction, the HEYCO Affiliates contributed an aggregate of approximately 1,900 net acres, primarily in the same properties previously held by HEYCO, to the two newly-formed entities in exchange for a 50% interest in each entity. The Company has agreed to contribute an aggregate of approximately $14 million in exchange for the other 50% interest in both entities. As of December 31, 2016, the Company had contributed an aggregate of approximately $2.1 million to the two entities. The Company’s contributions will be used to fund future capital expenditures associated with the interests being acquired as well as to fund acquisitions of other non-operated acreage opportunities.
NOTE 17 — SEGMENT INFORMATION
The Company operates in two business segments: (i) exploration and production and (ii) midstream. The exploration and production segment is engaged in the acquisition, exploration and development of oil and natural gas properties and is currently focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. The Company also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. During the third quarter of 2016, our midstream business became a reportable segment under U.S. GAAP. The midstream segment conducts midstream operations in support of the Company’s exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.
The following tables present selected financial information for the periods presented regarding the Company’s operating segments on a stand-alone basis, expenses that are not allocated to a segment and the consolidation and elimination entries necessary to arrive at the financial information for the Company on a consolidated basis (in thousands). On a consolidated basis, midstream services revenues consist primarily of those revenues from midstream operations related to third parties, including working interest owners in the Company’s operated wells. All midstream services revenues associated with Company-owned production are eliminated in consolidation. In evaluating the operating results of the exploration and production and midstream segments, the Company does not allocate certain expenses to the individual segments, including general and administrative expenses.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 17 — SEGMENT INFORMATION — Continued

	Exploration and Production				Consolidated Company
		Midstream	Corporate	Eliminations
Year Ended December 31, 2016
Oil and natural gas revenues	$289,512	$1,644	$—	$—	$291,156
Midstream services revenues	—	18,982	—	(13,764)	5,218
Realized gain on derivatives	9,286	—	—	—	9,286
Unrealized gain on derivatives	(41,238)	—	—	—	(41,238)
Expenses (1)	391,098	8,254	56,001	(13,764)	441,589
Operating (loss) income (2)	$(133,538)	$12,372	$(56,001)	$—	$(177,167)
Total Assets	$1,098,525	$140,459	$225,681	$—	$1,464,665
Capital Expenditures	$379,881	$67,566	$6,913	$—	$454,360
_____________________
(1) Expenses include depreciation, depletion and amortization expenses of $118.4 million, $2.7 million and $0.9 million for the exploration and production, midstream and corporate segments, respectively, and full-cost ceiling impairment expense of $158.6 million for the exploration and production segment.
(2) Includes $0.4 million in net income attributable to non-controlling interest in subsidiaries related to the midstream segment.

	Exploration and Production				Consolidated Company
		Midstream	Corporate	Eliminations
Year Ended December 31, 2015
Oil and natural gas revenues	$277,844	$496	$—	$—	$278,340
Midstream services revenues	—	11,485	—	(9,621)	1,864
Realized gain on derivatives	77,094	—	—	—	77,094
Unrealized loss on derivatives	(39,265)	—	—	—	(39,265)
Expenses (1)	1,078,534	5,178	50,604	(9,621)	1,124,695
Operating (loss) income (2)	$(762,861)	$6,803	$(50,604)	$—	$(806,662)
Total Assets	$1,000,075	$75,980	$64,806	$—	$1,140,861
Capital Expenditures (3)	$622,642	$75,009	$786	$—	$698,437
_____________________
(1) Expenses include depreciation, depletion and amortization expenses of $176.7 million, $1.6 million and $0.5 million for the exploration and production, midstream and corporate segments, respectively, and full-cost ceiling impairment expense of $801.2 million for the exploration and production segment.
(2) Includes $0.3 million in net income attributable to non-controlling interest in subsidiaries related to the midstream segment.
(3) In October 2015, the Company sold the Wolf Processing Plant to EnLink and the cost basis of $31.0 million for those assets was removed from the total midstream assets.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 17 — SEGMENT INFORMATION — Continued

	Exploration and Production				Consolidated Company
		Midstream	Corporate	Eliminations
Year Ended December 31, 2014
Oil and natural gas revenues	$366,191	$1,521	$—	$—	$367,712
Midstream services revenues	—	4,929	—	(3,716)	1,213
Realized gain on derivatives	5,022	—	—	—	5,022
Unrealized loss on derivatives	58,302	—	—	—	58,302
Expenses (1)	220,374	2,703	32,557	(3,716)	251,918
Operating (loss) income (2)	$209,141	$3,747	$(32,557)	$—	$180,331
Total Assets	$1,388,261	$35,100	$11,129	$—	$1,434,490
Capital Expenditures	$597,351	$12,504	$517	$—	$610,372
_____________________
(1) Expenses include depreciation, depletion and amortization expenses of $133.1 million, $1.2 million and $0.4 million for the exploration and production, midstream and corporate segments, respectively.
(2) Includes $17,000 in net loss attributable to non-controlling interest in subsidiaries related to the midstream segment.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 18 — SUBSEQUENT EVENTS

Subsequent to December 31, 2016, the Company acquired approximately 13,900 gross (8,200 net) leased and mineral acres and approximately 1,000 BOE per day of related production from various lessors and other operators, mostly in and around its existing acreage in the Delaware Basin. The cost of these acquisitions was approximately $111 million.
On February 17, 2017, the Company contributed substantially all of its midstream assets located in the Rustler Breaks and Wolf asset areas to San Mateo Midstream, LLC (“San Mateo” or the “Joint Venture”), a joint venture with a subsidiary of Five Point Capital Partners LLC (“Five Point”). The midstream assets contributed to San Mateo include (i) the Black River cryogenic natural gas processing plant in the Rustler Breaks asset area (“Black River Processing Plant”); (ii) one salt water disposal well and a related commercial salt water disposal facility in the Rustler Breaks asset area; (iii) three salt water disposal wells and related commercial salt water disposal facilities in the Wolf asset area; and (iv) substantially all related oil, natural gas and water gathering systems and pipelines in both the Rustler Breaks and Wolf asset areas (collectively, the “Delaware Midstream Assets”). The Company will continue to operate the Delaware Midstream Assets. The Company retained its ownership in certain midstream assets owned in South Texas and Northwest Louisiana, which are not part of the Joint Venture.
The Company and Five Point own 51% and 49% of the Joint Venture, respectively. Five Point provided initial cash consideration of $176.4 million to the Joint Venture in exchange for its 49% interest. Approximately $171.5 million of this cash contribution by Five Point was distributed by the Joint Venture to the Company as a special distribution. The Company may earn an additional $73.5 million in performance incentives over the next five years. The Company contributed the Delaware Midstream Assets and $5.1 million in cash to the Joint Venture in exchange for its 51% interest. The parties to the Joint Venture have also committed to spend up to an additional $140 million in the aggregate to expand the Joint Venture’s midstream operations and asset base.
In connection with the Joint Venture, the Company dedicated its current and future leasehold interests in the Rustler Breaks and Wolf asset areas pursuant to 15-year, fixed-fee natural gas, oil and salt water gathering agreements and salt water disposal agreements, effective as of February 1, 2017. In addition, the Company dedicated its current and future leasehold interests in the Rustler Breaks asset area pursuant to a 15-year, fixed fee natural gas processing agreement (when combined with the gathering and salt water disposal agreements, the “Operational Agreements”). The Joint Venture will provide the Company with firm service under each of the Operational Agreements in exchange for certain minimum volume commitments. The minimum contractual obligation under the Operational Agreements at inception was approximately $273.5 million.
The following unaudited pro forma consolidated financial information is presented to illustrate the effect on the historical operating results and financial position of the Company of (a) the formation of San Mateo and the transactions associated with the Joint Venture and (b) the Company’s acquisition on February 14, 2017 of the remaining non-controlling interest in Fulcrum Delaware Water Resources, LLC (“Fulcrum Delaware Water Resources”) not previously owned by the Company for approximately $2.6 million (collectively, the “Transactions”).
The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2016, if presented, would contain an adjustment of $4.5 million to increase the net income attributable to non-controlling interest in subsidiaries from $0.4 million to $4.9 million, which would increase the net loss attributable to Matador Resources Company shareholders from $97.4 million to $102.0 million, and an adjustment of $0.05 per diluted common share to increase the net loss per diluted common share attributable to Matador Resources Company shareholders from $1.07 to $1.12.
The following Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2016, presented for illustrative purposes, is based on the historical financial statements of the Company as of December 31, 2016, after giving effect to the Transactions as if they had occurred on December 31, 2016.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 18 — SUBSEQUENT EVENTS — Continued

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2016
	As Reported	Adjustment		Pro Forma
ASSETS
Current assets
Cash	$212,884	$164,340	(1)	$377,224
Restricted cash	1,258	9,407	(2)	10,665
Accounts receivable				—
Oil and natural gas revenues	34,154	—		34,154
Joint interest billings	19,347	—		19,347
Other	5,167	—		5,167
Lease and well equipment inventory	3,045	—		3,045
Prepaid expenses and other assets	3,327	—		3,327
Total current assets	279,182	173,747		452,929
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,408,305	—		2,408,305
Unproved and unevaluated	479,736	—		479,736
Other property and equipment	160,795	—		160,795
Less accumulated depletion, depreciation and amortization	(1,864,311)	—		(1,864,311)
Net property and equipment	1,184,525	—		1,184,525
Other assets	958			958
Total assets	$1,464,665	$173,747		$1,638,412
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,674	$—		$4,674
Accrued liabilities	101,460	—		101,460
Royalties payable	23,988	—		23,988
Amounts due to affiliates	8,651	—		8,651
Derivative instruments	24,203	—		24,203
Advances from joint interest owners	1,700	—		1,700
Amounts due to joint ventures	4,251	—		4,251
Other current liabilities	578	—		578
Total current liabilities	169,505	—		169,505
Long-term liabilities
Senior unsecured notes payable	573,924	—		573,924
Asset retirement obligations	19,725	—		19,725
Derivative instruments	751	—		751
Amounts due to joint ventures	1,771	—		1,771
Other long-term liabilities	7,544	—		7,544
Total long-term liabilities	603,715	—		603,715
Commitments and contingencies (Note 13)
Shareholders’ equity
Common stock — $0.01 par value, 120,000,000 shares authorized; 99,518,764 and 85,567,021 shares issued; and 99,511,931 and 85,564,435 shares outstanding, respectively	995	—		995
Additional paid-in capital	1,325,481	124,871	(3)	1,450,352
Accumulated deficit	(636,351)	—		(636,351)
Total Matador Resources Company shareholders’ equity	690,125	124,871		814,996
Non-controlling interest in subsidiaries	1,320	48,876	(4)	50,196
Total shareholders’ equity	691,445	173,747		865,192
Total liabilities and shareholders’ equity	$1,464,665	$173,747		$1,638,412
______________________

(1)
Represents $176.4 million of cash contributed by Five Point in connection with the formation of San Mateo less (i) approximately $2.6 million paid by the Company to acquire the non-controlling interest in Fulcrum Delaware Water Resources that the Company did not previously own and (ii) $10.0

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 18 — SUBSEQUENT EVENTS — Continued

million of cash restricted to operations of San Mateo. Also reflects $0.6 million released from restriction upon the purchase of the non-controlling interest in Fulcrum Delaware Water Resources not previously owned by the Company.

(2)
Represents $10.0 million in cash contributed to San Mateo less $0.6 million released from restriction upon the purchase of the non-controlling interest in Fulcrum Delaware Water Resources that the Company did not previously own.

(3)	Reflects the purchase of the non-controlling interest in Fulcrum Delaware Water Resources that the Company did not previously own and the amount received in connection with the formation of San Mateo.

(4)
Represents the adjustment required to reflect the purchase of the non-controlling interest in Fulcrum Delaware Water Resources that the Company did not previously own and Five Point’s 49% non-controlling interest in San Mateo.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 19 — GUARANTOR FINANCIAL INFORMATION

On December 9, 2016, the Company issued the Additional Notes (see Note 6), which, at the time of issuance and as of December 31, 2016, were jointly and severally guaranteed by the Notes Guarantor Subsidiaries (see Note 15). On February 17, 2017, in connection with the formation of San Mateo (see Note 18), Matador entered into a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), which supplements the Indenture (see Note 6). Pursuant to the Fourth Supplemental Indenture, (i) Longwood Midstream Holdings, LLC, the holder of Matador’s 51% equity interest in San Mateo, was designated as a guarantor of the Notes and (ii) DLK Black River Midstream, LLC and Black River Water Management Company, LLC, each subsidiaries of San Mateo, were released as parties to, and as guarantors of, the Notes. The guarantors of the Notes, following the effectiveness of the Fourth Supplemental Indenture, are referred to herein as the “Existing Guarantor Subsidiaries.” San Mateo and its subsidiaries are not guarantors of the Notes.
The following presents condensed consolidating financial information as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 on an issuer (Matador), Non-Guarantor Subsidiaries, Existing Guarantor Subsidiaries and consolidated basis (in thousands). Elimination entries are necessary to combine the entities. This financial information is presented in accordance with the requirements of Rule 3-10 of Regulation S-X. The following financial information may not necessarily be indicative of results of operations, cash flows or financial position had the Existing Guarantor Subsidiaries operated as independent entities.

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 19 — GUARANTOR FINANCIAL INFORMATION — Continued

Condensed Consolidating Balance Sheet December 31, 2016
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
ASSETS
Intercompany receivable	$316,791	$3,571	$12,091	$(332,453)	$—
Other current assets	101,102	4,242	173,838	—	279,182
Net property and equipment	33	113,107	1,071,385	—	1,184,525
Investment in subsidiaries	856,762	—	90,275	(947,037)	—
Other long-term assets	—	—	958		958
Total assets	$1,274,688	$120,920	$1,348,547	$(1,279,490)	$1,464,665
LIABILITIES AND EQUITY
Intercompany payable	$—	$12,091	$320,362	$(332,453)	$—
Other current liabilities	9,265	16,632	143,608	—	169,505
Senior unsecured notes payable	573,924	—	—	—	573,924
Other long-term liabilities	1,374	602	27,815	—	29,791
Total equity attributable to Matador Resources Company	690,125	90,275	856,762	(947,037)	690,125
Non-controlling interest in subsidiaries	—	1,320	—	—	1,320
Total liabilities and equity	$1,274,688	$120,920	$1,348,547	$(1,279,490)	$1,464,665

Condensed Consolidating Balance Sheet December 31, 2015
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
ASSETS
Intercompany receivable	$304,573	$1,463	$11,928	$(317,964)	$—
Other current assets	289	1,141	125,577	—	127,007
Net property and equipment	—	47,535	964,871	—	1,012,406
Investment in subsidiaries	584,461	—	20,355	(604,816)	—
Other long-term assets	—	—	1,448	—	1,448
Total assets	$889,323	$50,139	$1,124,179	$(922,780)	$1,140,861
LIABILITIES AND EQUITY
Intercompany payable	$—	$11,928	$306,036	$(317,964)	$—
Other current liabilities	10,066	16,557	110,207	—	136,830
Senior unsecured notes payable	391,254	—	—	—	391,254
Other long-term liabilities	—	343	123,475	—	123,818
Total equity attributable to Matador Resources Company	488,003	20,355	584,461	(604,816)	488,003
Non-controlling interest in subsidiaries	—	956	—	—	956
Total liabilities and equity	$889,323	$50,139	$1,124,179	$(922,780)	1,140,861

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 19 — GUARANTOR FINANCIAL INFORMATION — Continued

Condensed Consolidating Statement of Operations For the Year Ended December 31, 2016
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
Total revenues	$—	$17,302	$257,828	$(10,708)	$264,422
Total expenses	5,319	7,031	439,947	(10,708)	441,589
Operating (loss) income	(5,319)	10,271	(182,119)	—	(177,167)
Net gain on asset sales and inventory impairment	—	—	107,277	—	107,277
Interest expense	(28,199)	—	—	—	(28,199)
Other expense	—	—	(4)	—	(4)
(Loss) earnings in subsidiaries	(64,349)	—	9,810	54,539	—
(Loss) income before income taxes	(97,867)	10,271	(65,036)	54,539	(98,093)
Total income tax (benefit) provision	(446)	97	(687)	—	(1,036)
Net income attributable to non-controlling interest in subsidiaries	—	(364)	—	—	(364)
Net (loss) income attributable to Matador Resources Company	$(97,421)	$9,810	$(64,349)	$54,539	$(97,421)

Condensed Consolidating Statement of Operations For the Year Ended December 31, 2015
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
Total revenues	$—	$6,310	$316,067	$(4,344)	$318,033
Total expenses	5,739	2,944	1,120,356	(4,344)	1,124,695
Operating (loss) income	(5,739)	3,366	(804,289)	—	(806,662)
Net gain on asset sales and inventory impairment	—	—	908	—	908
Interest expense	(20,511)	—	(1,243)	—	(21,754)
Other income	—	—	616	—	616
(Loss) earnings in subsidiaries	(658,698)	—	2,458	656,240	—
(Loss) income before income taxes	(684,948)	3,366	(801,550)	656,240	(826,892)
Total income tax (benefit) provision	(5,163)	647	(142,852)	—	(147,368)
Net income attributable to non-controlling interest in subsidiaries	—	(261)	—	—	(261)
Net (loss) income attributable to Matador Resources Company	$(679,785)	$2,458	$(658,698)	$656,240	$(679,785)

Condensed Consolidating Statement of Operations For the Year Ended December 31, 2014
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
Total revenues	$—	$—	$432,249	$—	$432,249
Total expenses	3,389	111	248,418	—	251,918
Operating (loss) income	(3,389)	(111)	183,831	—	180,331
Net gain on asset sales and inventory impairment	—	—	—	—	—
Interest expense	—	—	(5,334)	—	(5,334)
Other income	—	—	132	—	132
Earnings (loss) in subsidiaries	112,908	—	(94)	(112,814)	—
Income (loss) before income taxes	109,519	(111)	178,535	(112,814)	175,129
Total income tax (benefit) provision	(1,252)	—	65,627	—	64,375
Net loss attributable to non-controlling interest in subsidiaries	—	17	—	—	17
Net income (loss) attributable to Matador Resources Company	$110,771	$(94)	$112,908	$(112,814)	$110,771

Matador Resources Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2016, 2015 and 2014
NOTE 19 — GUARANTOR FINANCIAL INFORMATION — Continued

Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2016
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net cash (used in) provided by operating activities	$(45,215)	$6,694	$172,607	$—	$134,086
Net cash used in investing activities	(324,724)	(64,683)	(401,034)	384,801	(405,640)
Net cash provided by financing activities	469,654	60,110	322,743	(384,801)	467,706
Increase in cash	99,715	2,121	94,316	—	196,152
Cash at beginning of year	80	186	16,466	—	16,732
Cash at end of year	$99,795	$2,307	$110,782	$—	$212,884

Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2015
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net cash (used in) provided by operating activities	$(31,271)	$13,916	$225,890	$—	$208,535
Net cash used in investing activities	(546,715)	(31,101)	(410,843)	563,505	(425,154)
Net cash provided by financing activities	577,973	17,353	193,123	(563,505)	224,944
Increase in cash	(13)	168	8,170	—	8,325
Cash at beginning of year	93	18	8,296	—	8,407
Cash at end of year	$80	$186	$16,466	$—	$16,732

Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2014
	Matador	Non-Guarantor Subsidiaries	Existing Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net cash (used in) provided by operating activities	$(8,607)	$431	$259,657	$—	$251,481
Net cash used in investing activities	(172,749)	(1,763)	(569,968)	173,949	(570,531)
Net cash provided by financing activities	181,328	1,350	312,441	(173,949)	321,170
Increase in cash	(28)	18	2,130	—	2,120
Cash at beginning of year	121	—	6,166	—	6,287
Cash at end of year	$93	$18	$8,296	$—	$8,407

Matador Resources Company and Subsidiaries
UNAUDITED SUPPLEMENTARY INFORMATION
December 31, 2016, 2015 and 2014

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES
Costs Incurred
The following table summarizes costs incurred and capitalized by the Company in the acquisition, exploration and development of oil and natural gas properties for the years ended December 31, 2016, 2015 and 2014 (in thousands).

	Year Ended December 31,
	2016	2015	2014
Property acquisition costs
Proved	$—	$16,524	$2,728
Unproved and unevaluated	108,206	253,923	78,484
Exploration costs	113,562	122,495	156,178
Development costs	158,113	229,700	359,961
Total costs incurred (1)	$379,881	$622,642	$597,351
__________________

(1)	Excludes midstream-related development and corporate costs of approximately $74.5 million, $75.8 million and $13.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Property acquisition costs are costs incurred to purchase, lease or otherwise acquire oil and natural gas properties, including both unproved and unevaluated leasehold and purchases of reserves in place. For the years ended December 31, 2016, 2015 and 2014, most of the Company’s property acquisition costs resulted from the acquisition of unproved and unevaluated leasehold positions.
Exploration costs are costs incurred in identifying areas of these oil and natural gas properties that may warrant further examination and in examining specific areas that are considered to have prospects of containing oil and natural gas, including costs of drilling exploratory wells, geological and geophysical costs, and costs of carrying and retaining unproved and unevaluated properties. Exploration costs may be incurred before or after acquiring the related oil and natural gas properties.
Development costs are costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing oil and natural gas. Development costs include the costs of preparing well locations for drilling, drilling and equipping development wells and acquiring, constructing and installing production facilities.
Costs incurred also include new asset retirement obligations established, as well as changes to asset retirement obligations resulting from revisions in cost estimates or abandonment dates. Asset retirement obligations included in the table above were approximately $4.4 million, $3.3 million and $4.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. Capitalized general and administrative expenses that are directly related to acquisition, exploration and development activities are also included in the table above. The Company capitalized $15.7 million, $6.9 million and $6.4 million of these internal costs in 2016, 2015 and 2014, respectively. Capitalized interest expense for qualifying projects is also included in the table above. The Company capitalized $3.7 million, $3.9 million and $2.8 million of its interest expense for the years ended December 31, 2016, 2015 and 2014, respectively.
Oil and Natural Gas Reserves
Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs using existing economic and operating conditions. Estimating oil and natural gas reserves is complex and inexact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, petrophysical, engineering and production data. The extent, quality and reliability of both the data and the associated interpretations of that data can vary. The process also requires certain economic assumptions, including, but not limited to, oil and natural gas prices, drilling, completion and operating expenses, capital expenditures and taxes. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas most likely will vary from the Company’s estimates.
The Company reports its production and proved reserves in two streams: oil and natural gas, including both dry and liquids-rich natural gas. Where the Company produces liquids-rich natural gas, such as in the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas and the Eagle Ford shale in South Texas, the economic value

Matador Resources Company and Subsidiaries
UNAUDITED SUPPLEMENTARY INFORMATION — CONTINUED
December 31, 2016, 2015 and 2014
SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES — Continued

of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold. The Company’s oil and natural gas reserves estimates for the years ended December 31, 2016, 2015 and 2014 were prepared by the Company’s engineering staff in accordance with guidelines established by the SEC and then audited for their reasonableness and conformance with SEC guidelines by Netherland, Sewell & Associates, Inc., independent reservoir engineers.
Oil and natural gas reserves are estimated using then-current operating and economic conditions, with no provision for price and cost escalations in future periods except by contractual arrangements. The commodity prices used to estimate oil and natural gas reserves are based on unweighted, arithmetic averages of first-day-of-the-month oil and natural gas prices for the previous 12-month period. For the period from January through December 2016, these average oil and natural gas prices were $39.25 per Bbl and $2.48 per MMBtu, respectively. For the period from January through December 2015, these average oil and natural gas prices were $46.79 per Bbl and $2.59 per MMBtu, respectively. For the period from January through December 2014, these average oil and natural gas prices were $91.48 per Bbl and $4.35 per MMBtu, respectively.
The Company’s net ownership in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves are summarized as follows. All of the Company’s oil and natural gas reserves are attributable to properties located in the United States. The estimated reserves shown below are for proved reserves only and do not include any value for unproved reserves classified as probable or possible reserves that might exist for these properties, nor do they include any consideration that could be attributed to interests in unevaluated acreage beyond those tracts for which reserves have been estimated. In the tables presented throughout this section, natural gas is converted to oil equivalent using the ratio of one Bbl of oil to six Mcf of natural gas.

Matador Resources Company and Subsidiaries
UNAUDITED SUPPLEMENTARY INFORMATION — CONTINUED
December 31, 2016, 2015 and 2014
SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES — Continued

	Net Proved Reserves
	Oil	Natural Gas	Oil Equivalent
	(MBbl)	(MMcf)	(MBOE)
Total at December 31, 2013	16,362	212,195	51,729
Revisions of prior estimates	(1,196)	164	(1,169)
Purchases of minerals in-place	10	433	82
Extensions and discoveries	12,328	69,566	23,921
Production	(3,320)	(15,303)	(5,870)
Total at December 31, 2014	24,184	267,055	68,693
Revisions of prior estimates	(2,609)	(75,433)	(15,181)
Purchases of minerals in-place	1,102	2,927	1,589
Extensions and discoveries	27,459	70,054	39,135
Production	(4,492)	(27,702)	(9,109)
Total at December 31, 2015	45,644	236,901	85,127
Revisions of prior estimates	(6,440)	(28,481)	(11,187)
Extensions and discoveries	22,869	114,730	41,992
Production	(5,096)	(30,501)	(10,180)
Total at December 31, 2016	56,977	292,649	105,752
Proved Developed Reserves
December 31, 2013	8,258	53,458	17,168
December 31, 2014	14,053	102,795	31,185
December 31, 2015	17,129	101,447	34,037
December 31, 2016	22,604	126,759	43,731
Proved Undeveloped Reserves
December 31, 2013	8,104	158,737	34,561
December 31, 2014	10,131	164,260	37,508
December 31, 2015	28,515	135,454	51,090
December 31, 2016	34,373	165,890	62,021
The following is a discussion of the changes in the Company’s proved oil and natural gas reserves estimates for the years ended December 31, 2016, 2015 and 2014.
The Company’s proved oil and natural gas reserves increased to 105,752 MBOE at December 31, 2016 from 85,127 MBOE at December 31, 2015. The Company’s proved oil and natural gas reserves increased by 30,805 MBOE and the Company produced 10,180 MBOE during the year ended December 31, 2016, resulting in a net increase of 20,625 MBOE. An increase of 41,992 MBOE in proved oil and natural gas reserves was a result of extensions and discoveries during the year, which was primarily attributable to drilling operations in the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. The Company’s proved oil and natural gas reserves decreased by 11,187 MBOE during 2016 as a result of the reclassification of proved undeveloped reserves to contingent resources, primarily due to the decline in weighted average commodity prices used to estimate proved reserves during 2016, as compared to 2015. The Company anticipates that these contingent resources may be reclassified to proved undeveloped reserves in future periods should the oil and natural gas prices used to estimate proved reserves improve from the prices at December 31, 2016. The Company’s proved developed oil and natural gas reserves increased to 43,731 MBOE at December 31, 2016 from 34,037 MBOE at December 31, 2015, primarily due to proved developed reserves added as a result of drilling operations in the Wolfcamp and Bone Spring plays in the Delaware Basin. At December 31, 2016, the Company’s proved reserves were made up of approximately 54% oil and 46% natural gas and were approximately 41% proved developed and approximately 59% proved undeveloped.
The Company’s proved oil and natural gas reserves increased to 85,127 MBOE at December 31, 2015 from 68,693 MBOE at December 31, 2014. The Company’s proved oil and natural gas reserves increased by 25,543 MBOE and the Company produced 9,109 MBOE during the year ended December 31, 2015, resulting in a net increase of 16,434 MBOE. An

Matador Resources Company and Subsidiaries
UNAUDITED SUPPLEMENTARY INFORMATION — CONTINUED
December 31, 2016, 2015 and 2014
SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES — Continued

increase of 39,135 MBOE in proved oil and natural gas reserves was a result of extensions and discoveries during the year, which was primarily attributable to drilling operations in the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. The Company’s proved oil and natural gas reserves decreased by 15,181 MBOE during the year as a result of revisions to previous estimates, primarily the removal of 1,935 MBbl of proved undeveloped oil reserves in the Eagle Ford shale play in South Texas in 2015, as well as the removal of approximately 64.3 Bcf, or 10,716 MBOE, of proved undeveloped natural gas reserves, primarily in the Haynesville shale in Northwest Louisiana, primarily resulting from the decline in commodity prices during 2015. The Company also purchased minerals in-place with proved reserves of 1,589 MBOE in 2015, primarily as part of the HEYCO Merger. The Company’s proved developed oil and natural gas reserves increased to 34,037 MBOE at December 31, 2015 from 31,185 MBOE at December 31, 2014, primarily due to proved developed reserves added as a result of drilling operations in the Wolfcamp and Bone Spring plays in the Delaware Basin and the Eagle Ford shale plus the conversion of previously undeveloped natural gas reserves in the Haynesville shale to proved developed reserves. At December 31, 2015, the Company’s proved reserves were made up of approximately 54% oil and 46% natural gas and were approximately 40% proved developed and approximately 60% proved undeveloped.
The Company’s proved oil and natural gas reserves increased to 68,693 MBOE at December 31, 2014 from 51,729 MBOE at December 31, 2013. The Company’s proved oil and natural gas reserves increased by 22,834 MBOE and the Company produced 5,870 MBOE during the year ended December 31, 2014, resulting in a net increase of 16,964 MBOE. An increase of 23,921 MBOE in proved oil and natural gas reserves was a result of extensions and discoveries during the year, which was primarily attributable to drilling operations in the Eagle Ford shale play in South Texas and in the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas, plus additional proved undeveloped natural gas reserves identified on the Company’s properties in the Haynesville shale. The Company’s proved oil and natural gas reserves decreased by 1,169 MBOE during the year as a result of revisions to previous estimates, primarily downward revisions of proved undeveloped oil reserves on certain of the Company’s undeveloped locations in the Eagle Ford shale play in South Texas in 2014. The Company also purchased minerals in-place with proved reserves of 82 MBOE in 2014. The Company’s proved developed oil and natural gas reserves increased to 31,185 MBOE at December 31, 2014 from 17,168 MBOE at December 31, 2013, primarily due to proved developed reserves added as a result of drilling operations in the Eagle Ford shale and in the Wolfcamp and Bone Spring plays in the Delaware Basin plus the conversion of previously undeveloped natural gas reserves in the Haynesville shale to proved developed reserves. At December 31, 2014, the Company’s proved reserves were made up of approximately 35% oil and 65% natural gas and were approximately 45% proved developed and approximately 55% proved undeveloped.
 Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves
The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is not intended to provide an estimate of the replacement cost or fair market value of the Company’s oil and natural gas properties. An estimate of fair market value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, potential improvements in industry technology and operating practices, the risks inherent in reserves estimates and perhaps different discount rates.
As noted previously, for the period from January through December 2016, the unweighted, arithmetic averages of first-day-of-the-month oil and natural gas prices were $39.25 per Bbl and $2.48 per MMBtu, respectively. For the period from January through December 2015, the comparable average oil and natural gas prices were $46.79 per Bbl and $2.59 per MMBtu, respectively. For the period from January through December 2014, the comparable average oil and natural gas prices were $91.48 per Bbl and $4.35 per MMBtu, respectively.
Future net cash flows were computed by applying these oil and natural gas prices, adjusted for all associated transportation and gathering costs, gravity and energy content, and regional price differentials, to year-end quantities of proved oil and natural gas reserves and accounting for any future production and development costs associated with producing these reserves; neither prices nor costs were escalated with time in these computations.
Future income taxes were computed by applying the statutory tax rate to the excess of future net cash flows relating to proved oil and natural gas reserves less the tax basis of the associated properties. Tax credits and net operating loss carryforwards available to the Company were also considered in the computation of future income taxes. Future net cash flows after income taxes were discounted using a 10% annual discount rate to derive the standardized measure of discounted future net cash flows.

Matador Resources Company and Subsidiaries
UNAUDITED SUPPLEMENTARY INFORMATION — CONTINUED
December 31, 2016, 2015 and 2014
SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES — Continued

The following table presents the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2016, 2015 and 2014 (in thousands).

	Year Ended December 31,
	2016	2015	2014
Future cash inflows	$2,684,877	$2,461,131	$3,197,317
Future production costs	(927,725)	(843,117)	(803,662)
Future development costs	(630,280)	(615,692)	(553,799)
Future income tax expense	(24,742)	(43,956)	(321,088)
Future net cash flows	1,102,130	958,366	1,518,768
10% annual discount for estimated timing of cash flows	(527,087)	(429,185)	(605,449)
Standardized measure of discounted future net cash flows	$575,043	$529,181	$913,319
The following table summarizes the changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2016, 2015 and 2014 (in thousands).

	Year Ended December 31,
	2016	2015	2014
Balance, beginning of period	$529,181	$913,319	$578,668
Net change in sales and transfer prices and in production (lifting) costs related to future production	(92,477)	(509,901)	87,067
Changes in estimated future development costs	(74,142)	(145,861)	(150,447)
Sales and transfers of oil and natural gas produced during the period	(191,908)	(184,612)	(283,187)
Purchases of reserves in place	—	16,321	1,838
Net change due to extensions and discoveries	360,033	401,895	537,472
Net change due to revisions in estimates of reserves quantities	(95,917)	(285,823)	(26,263)
Previously estimated development costs incurred during the period	84,519	121,543	187,459
Accretion of discount	51,779	82,574	65,518
Other	(1,962)	2,029	5,492
Net change in income taxes	5,937	117,697	(90,298)
Standardized measure of discounted future net cash flows	$575,043	$529,181	$913,319

Matador Resources Company and Subsidiaries
UNAUDITED SUPPLEMENTARY INFORMATION — CONTINUED
December 31, 2016, 2015 and 2014

SELECTED QUARTERLY FINANCIAL INFORMATION
The following table presents selected unaudited quarterly financial information for 2016 (in thousands, except per share data).

	December 31	September 30	June 30	March 31
2016
Oil and natural gas revenues	$94,815	$83,079	$69,336	$43,926
Third-party midstream services revenues	2,261	1,566	918	473
Realized (loss) gain on derivatives	(1,127)	885	2,465	7,063
Unrealized (loss) gain on derivatives	(10,977)	3,203	(26,625)	(6,839)
Expenses (1)	76,753	71,879	146,705	146,252
Other income (expense) (2)	96,196	(5,948)	(5,136)	(6,038)
Income (loss) before income taxes	104,415	10,906	(105,747)	(107,667)
Income tax provision (benefit)	105	(1,141)	—	—
Net income (loss)	104,310	12,047	(105,747)	(107,667)
Net (income) loss attributable to non-controlling interest in subsidiaries	(155)	(116)	(106)	13
Net income (loss) attributable to Matador Resources Company shareholders	$104,155	$11,931	$(105,853)	$(107,654)
Earnings (loss) per common share
Basic	$1.10	$0.13	$(1.15)	$(1.26)
Diluted	$1.09	$0.13	$(1.15)	$(1.26)
__________________

(1)	Expenses for June 30 and March 31, 2016 included full-cost ceiling impairment charges of $78.2 million, and $80.5 million, respectively.

(2)	Other income (expense) for December 31, 2016 included gain on the sale of the Loving County Processing System of $104.1 million. See Note 5.
The following table presents selected unaudited quarterly financial information for 2015 (in thousands, except per share data).

	December 31	September 30	June 30	March 31
2015
Oil and natural gas revenues	$56,212	$71,815	$87,848	$62,465
Third-party midstream services revenues	480	569	464	351
Realized gain on derivatives	24,948	19,862	13,780	18,504
Unrealized (loss) gain on derivatives	(13,909)	6,733	(23,532)	(8,557)
Expenses (1)	290,751	367,633	319,140	147,171
Other expense	5,599	6,665	5,786	2,180
Loss before income taxes	(228,619)	(275,319)	(246,366)	(76,588)
Income tax provision (benefit)	1,677	(33,305)	(89,350)	(26,390)
Net loss	(230,296)	(242,014)	(157,016)	(50,198)
Net income attributable to non-controlling interest in subsidiaries	(105)	(45)	(75)	(36)
Net loss attributable to Matador Resources Company shareholders	$(230,401)	$(242,059)	$(157,091)	$(50,234)
Loss per common share attributable to Matador Resources Company shareholders
Basic	$(2.72)	$(2.86)	$(1.89)	$(0.68)
Diluted	$(2.72)	$(2.86)	$(1.89)	$(0.68)
__________________

(1)	Expenses for December 31, September 30, June 30 and March 31, 2015 included full-cost ceiling impairment charges of $219.4 million, $285.7 million, $229.0 million and $67.1 million, respectively.